Exhibit 10.25

630 ROSEVILLE PARKWAY
AMENDED AND RESTATED OFFICE LEASE
This Amended and Restated Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between 8000 FOOTHILLS LLC, a Delaware limited liability company ("Landlord"), and PENUMBRA, INC., a Delaware corporation ("Tenant").
Tenant has been and is currently a tenant of Landlord pursuant to the terms of that certain Office Lease dated as of September 17, 2018 (the "Office Lease") entered into between Landlord and Tenant for the "Premises" in the "Building" (as those terms are defined in Sections 2.1 and 2.2 of the Summary, below). Effective as of the date set forth in Section 1 of the Summary, the Office Lease is hereby amended and restated in its entirety in this Lease.
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	January 29, 2019
2. Premise (Article 1).
2.1 Building:	630 Roseville Parkway Roseville, California 95747 containing approximately 157,518 rentable square feet of space
2.2 Premises:	157,518 rentable square feet of space, consisting of the entire Building, as further set forth in Exhibit A to this Lease.
3. Lease Term (Article 2).
3.1 Length of Term:	Fifteen (15) years.
3.2 Lease Commencement Date:
The "Lease Commencement Date" is the date that is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises, and (ii) the date upon which the Premises are "Ready for Occupancy," as that term is defined in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter").

3.3 Lease Expiration Date:	If the Lease Commencement Date shall be the first day of a calendar month, then the day immediately preceding the fifteen (15) year anniversary of the Lease Commencement Date; or if the Lease Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the fifteen (15) year anniversary of the Lease Commencement Date occurs.

4. Base Rent (Article 3):

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Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Approximately Monthly Rental Rate per Rentable Square Foot
Lease Year 1	$2,362,770.00	$196,897.50	$1.25
Lease Year 2	$2,410,025.40	$200,835.45	$1.28
Lease Year 3	$2,458,225.92	$204,852.16	$1.30
Lease Year 4	$2,507,390.40	$208,949.20	$1.33
Lease Year 5	$2,557,538.16	$213,128.18	$1.35
Lease Year 6	$2,608,688.88	$217,390.74	$1.38
Lease Year 7	$2,660,862.60	$221,738.55	$1.41
Lease Year 8	$2,714,079.84	$226,173.32	$1.44
Lease Year 9	$2,768,361.48	$230,696.79	$1.46
Lease Year 10	$2,823,728.76	$235,310.73	$1.49
Lease Year 11	$2,880,203.28	$240,016.94	$1.52
Lease Year 12	$2,937,807.36	$244,817.28	$1.55
Lease Year 13	$2,996,563.56	$249,713.63	$1.59
Lease Year 14	$3,056,494.80	$254,707.90	$1.62
Lease Year 15	$3,117,624.72	$259,802.06	$1.65

5. Operating Expenses and Tax Expenses (Article 4):
                                                                                            This is a "TRIPLE NET" lease and, as such, the provisions contained in this Lease are intended to pass on to Tenant and reimburse Landlord for the costs and expenses reasonably associated with this Lease and the Project, and Tenant's operation therefrom, subject to allocation in accordance with Section 4.3 below. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent..

6. Tenant's Share (Article 4):		100%.
7. Permitted Use (Article 5):		General office use, clean rooms/laboratories/manufacturing, warehousing of raw materials and finished materials and any other legally permissible use (i) consistent with a first-class office/manufacturing project in Roseville, California, and (ii) in compliance with, and subject to, all "Applicable Laws," as that term is defined in Section 24.1 of this Lease, and the terms of this Lease.
8. Security Deposit (Article 21):		None.

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10. Address of Tenant (Section 29.18):
                                                                                            Penumbra, Inc.,
One Penumbra Place
Alameda, California 94502
Attention: General Counsel

With a copy to:
Penumbra,Inc.,
One Penumbra Place
Alameda, California 94502
Attention: Director of Facilities
With a copy, prior to the Lease Commencement Date, to Tenant’s representative identified in the Tenant Work Letter at the address set forth above.
with a copy to:
Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, CA 94111
Attention: Jonathan M. Kennedy/David H. Kremer

11. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.
12. Broker(s) (Section 29.24):	Tenant: Cushman & Wakefield of California, Inc. (Ed Grammens and Jennifer Essner). Landlord: Cushman & Wakefield of California, Inc. (Ron Thomas and Chris Schwarze)
13. Parking Spaces (Section 29.36):	1,009 parking spaces (the “Parking Ratio”), subject to the terms of Section 29.36.
14. Tenant Improvement Allowance (Exhibit B):	$16,201,558.60.

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ARTICLE 1
PREMISES, BUILDING, PROJECT, AND COMMON AREAS
1.1 Premises, Building, Project and Common Areas.
1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The outline of the Premises is set forth in Exhibit A attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter (inclusive of Schedule 1 attached thereto), Tenant shall accept the Premises in their existing, "as is" condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the initial improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter. Subject to Landlord’s ongoing maintenance and repair obligations as set forth herein and completion of any "Punch List Items," as that term is defined in the Tenant Work Letter, pursuant to the Tenant Work Letter, the commencement of business operations from the Premises by Tenant shall conclusively establish that the portion of the Premises and the Building were at such time in good and sanitary order, condition and repair.
1.1.2 The Building and The Project. The Premises consist of the entirety of the building set forth in Section 2.1 of the Summary (the "Building"). The Building is part of an office project currently known as "Roseville Innovation Park." The term "Project," as used in this Lease, shall mean (i) the Building, (ii) the Common Areas, (iii) the land upon which the Building and the Common Areas are located, and (iv) the additional real property, areas, land, buildings and other improvements subject to that certain Declaration of Covenants, Conditions and Restrictions of Roseville Innovation Park dated February 8, 2018 and recorded on March 8, 2018 in the Official Records as Document No. 2018-0015481-00 (as amended, the "Declaration").
1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas"). The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord (subject to the provisions of Article 7) and the use thereof shall be subject to such non-discriminatory rules, regulations and restrictions as Landlord may reasonably make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that, in connection therewith, Landlord shall at all times use commercially reasonable efforts to minimize interference with Tenant’s use of and access to the Premises. Any such closures, alterations or additions will be subject to the terms of Section 19.5.2 below.
1.1.4 Intentionally Deleted.
1.1.5 Outdoor Amenity. Subject to the terms and conditions contained in this Section 1.1.5 and elsewhere in this Lease, Tenant shall have an exclusive license during the Lease Term to use the outdoor amenity

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area depicted on Exhibit J attached hereto (the "Outdoor Amenity"). The Outdoor Amenity shall not be included in the rentable square feet of the Premises for purposes of this Lease. The license to use the Outdoor Amenity granted to Tenant hereby is personal to the "Original Tenant," as that term is defined in Section 1.3, below, and shall not be assigned, sublet or otherwise transferred in any way or manner; provided, however, that, notwithstanding the foregoing, the Original Tenant may assign, sublet or otherwise transfer such license in connection with an assignment of this Lease or sublet of the entire Premises to a Permitted Transferee or to an assignee or sublessee otherwise approved by Landlord pursuant to Article 14, below. Landlord shall not be obligated to provide or pay for any work or services related to the improvement of the Outdoor Amenity, except as otherwise expressly provided in the Tenant Work Letter. Subject to Landlord's prior written approval, which shall not be unreasonably withheld, delayed or conditioned, Tenant shall have the right to alter, change or make improvements to the Outdoor Amenity. Landlord shall maintain the Outdoor Amenity as part of the Common Areas in accordance with the terms and conditions of Section 1.1.3, above, and Article 7, below. Tenant's use of the Outdoor Amenity shall be subject to such additional reasonable rules, regulations and restrictions as Landlord may make from time to time concerning the Outdoor Amenity. Except as expressly set forth in this Section 1.1.5, all of the terms, conditions, limitations and restrictions contained in this Lease pertaining to the Premises and Tenant's use thereof shall apply equally to the Outdoor Amenity and Tenant's use thereof, including, without limitation, Tenant's indemnity of Landlord set forth in Section 10.1, below, Tenant's insurance obligations set forth in Article 10, below, and Tenant's obligations to comply with Applicable Laws set forth in Article 24, below. Tenant shall be solely responsible for monitoring the use of the Outdoor Amenity by persons other than Tenant and the Tenant Parties. Landlord shall have no liability in connection with, or be in default under this Lease, for use of the Outdoor Amenity area by persons other than Tenant and the Tenant Parties.
1.2 Rentable Square Feet of Premises and Building. For purposes of this Lease, "rentable square feet" in the Premises and the Building, as the case may be, shall be calculated pursuant to Landlord's then current method for measuring rentable square footage. Landlord and Tenant hereby stipulate and agree that the rentable area of the Building and the Premises is as set forth in Sections 2.1 and 2.2 of the Summary and will not be subject to remeasurement.
1.3 Right of First Offer. Landlord hereby grants to the originally named Tenant herein ("Original Tenant") and any “Permitted Transferee Assignee”, a one-time right of first offer (the “Right of First Offer”) with respect to space located in all or a portion of the building located at 620 Roseville Parkway (formerly known as 8060 Foothills Boulevard), Roseville, California (the "First Offer Space") for so long as Landlord or a Landlord affiliate (an entity which is controlled by, controls, or is under common control with, Landlord) ("Landlord Affiliate") holds title to both the Premises and the First Offer Space and underlying real property. Such first offer right of Tenant shall commence only following the expiration or earlier termination of a lease between Landlord and Enterprise Services LLC (or an affiliate thereof) (the "R6 Tenant") (including any renewals and extensions thereof, whether pursuant to rights currently existing or hereafter granted, or pursuant to a new lease or lease amendment) of the First Offer Space (such tenant under the existing lease of the First Offer Space, the "Superior Right Holder"). As of the date of this Lease, the R6 Tenant leases the entirety of the building located at 8060 Foothills Boulevard, Roseville, California. Notwithstanding any contrary provision in the lease of the Superior Right Holder, such rights of the Superior Right Holder shall continue to be superior to Tenant's Right of First Offer in the event that the Superior Right Holder's lease is renewed or otherwise modified (and irrespective of whether any such renewal is currently set forth in such lease or is subsequently granted or agreed upon, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease). Tenant's right of first offer shall be on the terms and conditions set forth in this Section 1.3.
1.3.1 Procedure for Offer. From time to time, prior to leasing the First Offer Space to a third party (other than to a Superior Right Holder as described above), Landlord shall deliver written notice to Tenant (the "First Offer Notice") describing First Offer Space (or portion thereof) that is then available and pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the First Offer Space described in the First Offer Notice. Except in the case of an unexpected availability of First Offer Space due to a default by the R6 Tenant of its lease for such First Offer Space, Landlord shall not deliver a First Offer Notice to Tenant less than two (2) months, or more than twelve (12) months, prior to the anticipated date of availability of the applicable First Offer Space. The First Offer Notice shall describe space so offered to Tenant and shall set forth the "First Offer Rent," as that term is

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defined in Section 1.3.3, below, and the other economic terms upon which Landlord is willing to lease the First Offer Space to Tenant. The rentable square footage of the First Offer Space shall be as set forth in the First Offer Notice.
1.3.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant's Right of First Offer with respect to the space described in the First Offer Notice, then within fifteen (15) business days of delivery of the First Offer Notice to Tenant, Tenant shall have the right to deliver notice to Landlord ("Tenant's First Offer Exercise Notice") of Tenant's election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice; provided, however, Tenant may irrevocably exercise its right of first offer with respect to the entire space described in such First Offer Notice, but object to Landlord's determination of First Offer Rent, as set forth in the First Offer Notice, in which event the parties shall follow the procedure, and the First Offer Rent for such First Offer Space shall be determined, as set forth in Section 2.2.4 of this Lease. If Tenant does not deliver Tenant's First Offer Exercise Notice within the fifteen (15) business day period, then Landlord shall be free to enter into a lease ("Third Party Lease") for the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its Right of First Offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. If Tenant does not exercise its Right of First Offer with respect to the First Offer Space or if Tenant fails to respond to a First Offer Notice within fifteen (15) business days of delivery thereof, then Tenant's right of first offer as set forth in this Section 1.3 shall terminate as to all of the space described in such First Offer Notice.
1.3.3 First Offer Space Rent. The annual "Rent," as that term is defined in Section 4.1 of this Lease, payable by Tenant for the First Offer Space (the "First Offer Rent") shall be equal to the "Market Rent," as that term is defined in Section 2.2.2 of this Lease, for the First Offer Space, pursuant to transactions consummated within the twelve (12) month period preceding the "First Offer Commencement Date," as that term is defined in Section 1.3.4 of this Lease.
1.3.4 First Offer Space Term. Subject to any tenant improvement allowances granted as a component of the First Offer Rent or agreement on the part of Landlord to perform work therein or rent free construction period as may be as set forth in the applicable First Offer Notice, if any, Tenant shall commence payment of Rent for such First Offer Space, and the term of such First Offer Space shall commence, upon the date of delivery of such First Offer Space to Tenant (the "First Offer Commencement Date") and terminate on the date set forth in the First Offer Notice therefor.
1.3.5 Construction In First Offer Space. Tenant shall accept the First Offer Space in its then existing "as is" condition, subject to any tenant improvement allowance granted as a component of the First Offer Rent or agreement on the part of Landlord to perform work therein as set forth in the applicable First Offer Notice, if any. The construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease.
1.3.6 New Lease. If Tenant timely exercises Tenant's Right to First Offer as set forth herein, then, Landlord and Tenant shall promptly thereafter execute a new lease on substantially the same terms and conditions of this Lease, the First Offer Notice and this Section 1.3, and the terms of the Declaration which are applicable to the First Offer Space (the "First Offer Lease"). Notwithstanding the foregoing, the failure of Landlord and Tenant to execute and deliver such First Offer Lease shall not affect an otherwise valid exercise of Tenant's Right of First Offer or the parties' rights and responsibilities in respect thereof.
1.3.7 Termination of Right of First Offer. The Right of First Offer shall be personal to Original Tenant and any Permitted Transferee Assignee, and may only be exercised by Original Tenant or a Permitted Transferee Assignee (and not by any other assignee, or sublessee or other "Transferee," as that term is defined in Section 14.1 of this Lease, of Tenant's interest in this Lease) if Original Tenant or a Permitted Transferee Assignee has not then subleased more than twenty five percent (25%) of the rentable area of the Premises (i.e., pursuant to subleases in effect as of the date of Tenant’s exercise of the Right of First Offer). The Right of First Offer granted herein shall also terminate upon the date that Landlord or a Landlord Affiliate ceases to hold title to both the

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Premises and the First Offer Space and underlying real property. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of any right of first offer by Tenant, as of the date Landlord and Tenant execute the First Offer Lease, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in Default or Tenant has previously been in Default more than once during the immediately preceding twelve (12) month period.
ARTICLE 2
LEASE TERM
2.1 Lease Term. Subject to the remaining terms of this Section 2.1, the terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof; provided that if said notice is not factually correct, then Tenant shall make such changes as are necessary to make the notice factually correct and shall thereafter execute and return such notice to Landlord within such ten (10) business day period. Such modified Notice of Lease Term Dates shall not be binding unless Landlord countersigns the notice with Tenant’s changes. If Landlord does not so countersign the notice, Landlord and Tenant shall work together in good faith to agree upon and mutually execute an acceptable Notice of Lease Term Dates.
2.2 Option Terms.
2.2.1 Option Rights. Landlord hereby grants to the originally named Tenant herein ("Original Tenant") and any Permitted Transferee Assignee, two (2) options to extend the Lease Term for a period of five (5) years each (each, an "Option Term", and each such option, the “Option to Extend”). Such Options to Extend shall be exercisable only by "Notice" (as that term is defined in Section 29.18 of this Lease) delivered by Tenant to Landlord (the “Extension Exercise Notice”) as provided below, provided that the following conditions (the "Option Conditions") are satisfied: (i) as of the date of delivery of such notice, Tenant is not in Default under this Lease; (ii) Tenant is not in Default under this Lease at the time Landlord and Tenant execute an amendment to this Lease extending the Lease Term for the applicable Option Term, and as of the end of the Lease Term or the initial Option Term, as the case may be, Tenant is not in Default under this Lease; (iii) Tenant has not previously been in Default under this Lease more than once in the immediately preceding thirty six (36) month period; and (iv) this Lease then remains in full force and effect and Original Tenant (or a Permitted Transferee Assignee) has not subleased more than fifty percent (50%) of the Premises pursuant to subleases in effect at the time the applicable Option to Extend is exercised and as of the commencement of the applicable Option Term (in each case, excluding any Permitted Transfer). Landlord may, at Landlord's option, exercised in Landlord's sole and absolute discretion, waive any of the Option Conditions in which case the Option to Extend, if otherwise properly exercised by Tenant, shall remain in full force and effect; provided, however, unless Landlord delivers written notice to Tenant within thirty (30) days following Tenant’s exercise of the Option to Extend stating that such exercise is invalid due to Tenant's failure to satisfy the Option Conditions, then Landlord shall be deemed to have waived the Option Conditions. Upon the proper exercise of the Option to Extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term or the initial Option Term, as applicable, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this

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Section 2.2 shall be personal to Original Tenant and any Permitted Transferee Assignee and may be exercised by Original Tenant or a Permitted Transferee Assignee only (and not by any other assignee, sublessee or "Transferee," as that term is defined in Section 14.1 of this Lease, of Tenant's interest in this Lease) if the Original Tenant or any such Permitted Transfer Assignee physically occupies (as described above) at least seventy percent (70%) of the Premises.
2.2.2 Option Rent. The Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to one hundred percent (100%) of the "Market Rent," as that term is defined in, and determined pursuant to, Exhibit G attached hereto.
2.2.3 Exercise of Option. An Option to Extend shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2. Tenant shall deliver notice (the "Exercise Notice") to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the Lease Term or the initial Option Term, as applicable, stating that Tenant is exercising its Option to Extend. Landlord shall, no later than ninety (90) days prior to the expiration of the initial Lease Term or first Option Term, as applicable, notify Tenant of Landlord's good faith determination of the applicable Option Rent (the "Landlord's Option Rent Notice"). Tenant shall deliver notice (the "Tenant Response Notice") to Landlord on or before the date which is thirty (30) days after Tenant’s receipt of Landlord’s Option Rent Notice, stating that (A) Tenant is accepting Landlord’s Option Rent calculation as the Option Rent, or (B) rejecting Landlord’s Option Rent calculation and setting forth Tenant’s calculation of the Option Rent. If Tenant does not affirmatively accept or Tenant rejects the Option Rent specified in the Landlord's Option Rent Notice, the parties shall follow the procedure set forth in Section 2.2.4 below, and the Option Rent shall be determined in accordance with the terms of Section 2.2.4 below.
2.2.4 Determination of Option Rent. In the event Tenant timely and appropriately exercises the Option to Extend but rejects the Option Rent set forth in the Landlord's Option Rent Notice pursuant to Section 2.2.3 above, or, with respect to the First Offer Rent, if Tenant exercises its Right of First Offer but timely objects to Landlord's determination of First Offer Rent as set forth in the First Offer Notice, then Landlord and Tenant shall attempt to agree upon the Option Rent (or the First Offer Rent) using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon (i) the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the Lease Term or the initial Option Term, as applicable, or (ii) the First Offer Rent within thirty (30) days following the date of Tenant's objection notice to the First Offer Rent (each, an "Outside Agreement Date"), then the Option Rent (or First Offer Rent, as applicable) shall be determined by arbitration pursuant to the terms of this Section 2.2.4. Each party shall make a separate determination of the Market Rent (the "Exchanged Market Rents"), within five (5) days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.4, below. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's Exchanged Market Rents determination is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of Section 2.2 of this Lease.
2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of "Comparable Buildings," as that term is defined in Exhibit G attached hereto. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."
2.2.4.2 The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that (i) neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented

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Landlord and/or Tenant during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant’s counsel.
2.2.4.3 Within ten (10) days following the appointment of the Neutral Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the "Arbitration Agreement") which shall set forth the following:
(a) Each of Landlord's and Tenant's Exchanged Market Rents exchanged by the parties pursuant to Section 2.2.4, above;
(b) An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;
(c) Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;
(d) That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord's or Tenant's respective Exchanged Market Rents (the "Briefs");
(e) That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's Brief; provided, however, such rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to be rebutted;
(f) The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party's applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;
(g) That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;
(h) That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;
(i) Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Tenant's Initial Statement");
(j) Following Tenant's Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours;
(k) That, not later than ten (10) days after the date of the arbitration, the

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Neutral Arbitrator shall render a decision (the "Ruling") indicating whether Landlord's or Tenant's Exchanged Market Rents determination is closer to the Market Rent;
(l) That following notification of the Ruling, Landlord's or Tenant's Exchanged Market Rents determination, whichever is selected by the Neutral Arbitrator as being closer to the Market Rent, shall become the then applicable Option Rent (or First Offer Rent, as applicable); and
(m) That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.
(n) If a date by which an event described in Section 2.2.4.3 above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.
2.2.4.4 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.
ARTICLE 3
BASE RENT
3.1 Base Rent. Commencing on the Lease Commencement Date, Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, at least thirty (30) days prior to the effective date of the change in the rent payment address, by notice to Tenant in accordance with the provisions of Article 28 of this Lease by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America or by Automated Clearing House (but only for so long as Landlord has agreed to accept payments by Automated Clearing House), base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever except as may be expressly set forth herein. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant's execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.
3.2 Intentionally Deleted.
ARTICLE 4
ADDITIONAL RENT
4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of the parties which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 and the obligation of Landlord to reconcile and reimburse Tenant

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for overpayments of Additional Rent shall survive the expiration of the Lease Term.
4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1 [Intentionally Omitted].
4.2.2 "Direct Expenses" shall mean "Operating Expenses," as that term is defined in Section 4.2.4 below, and "Tax Expenses," as that term is defined in Section 4.2.5.1 below.
4.2.3 "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.
4.2.4 "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space of commercially reasonable size (provided if the personnel in such management office perform management duties for properties other than the Project, such fair rental value shall be allocated equitably between the Project and such other properties for the purposes of inclusion in Operating Expenses); (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project, including as relating to any business improvement district; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and non-capital re-roofing; (xii) amortization (including interest on the unamortized cost at a commercially reasonable annual interest rate determined by Landlord) over the useful life of the item in question as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other capital costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to cause a net reduction in current or future Operating Expenses (collectively, “Cost-Saving Capital Items”), which Cost-Saving Capital Items will be included in Operating Expenses only to the extent of the anticipated savings resulting therefrom) or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with conservation programs first enacted or imposed upon the Project after the Lease Commencement Date, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation, except for capital expenditures to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the

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Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date (the costs described in clauses (A), (B), (C) and (D) being referred to collectively as “Permitted Capital Expenditures”); provided, however, that any Permitted Capital Expenditure shall be amortized (including interest on the amortized cost) over the useful life of the item in question, as reasonably determined by Landlord, in a manner consistent with the practices of landlords of Comparable Buildings and otherwise in accordance with sound real estate management and accounting principles; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Tax Expenses, (xv) cost of tenant relation programs reasonably established by Landlord, provided that such cost is reasonably commensurate with similar tenant relation budgets applicable in Comparable Buildings, and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property (specifically including the Declaration), and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, "Underlying Documents"). Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
(a) costs, including legal fees, space planners' fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);
(b) cost of repairs or other work incurred by reason of fire, windstorm or other casualty or by the exercise of the right of eminent domain to the extent Landlord is compensated through proceeds of insurance or condemnation awards, or would have been so reimbursed if Landlord had in force all of the insurance required to be carried by Landlord under this Lease;.
(c ) the cost and expense of repairs that are covered by warranties;
(d) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment, and any other costs which would be properly capitalized pursuant to sound real estate management and accounting principles, other than Permitted Capital Expenditures;
(e) costs for which the Landlord is entitled to be reimbursed by any tenant or occupant of the Project or is actually reimbursed by insurance by its carrier or any tenant's carrier or by anyone else (provided that Landlord shall use commercially reasonable efforts to obtain such reimbursement), and electric power costs for which any tenant directly contracts with the local public service company;
(f) charitable and political contributions or reserves of any kind;
(g) Landlord's and Landlord's managing agent's general corporate or partnership overhead and general administrative expenses, and all costs associated with the operation of the business of the ownership or entity which constitutes "Landlord," as distinguished from the costs of Building operations, management, maintenance or repair, including, but not limited to, costs of entity accounting and legal matters, costs of any disputes with any ground lessor or mortgagee, costs of acquiring, selling syndicating, financing,

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mortgaging or hypothecating any of the Landlord's interest in all or any part of the Project and/or Common Areas;
(h) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or in renovating or redecorating vacant space, including the cost of alterations or improvements to the Premises or to the premises of any other tenant or occupant of the Project and any cash or other consideration paid by Landlord on account of, with respect to, or in lieu of the improvement or alteration work described herein;
(i) costs of all items and services for which Tenant reimburses Landlord or pays to third parties;
(j) costs incurred due to violation by Landlord or its managing agent or any tenant of the terms and conditions of any lease;
(k) payments to subsidiaries or affiliates of Landlord, for management (but not including the Management Fee) or other services in or to the Project, or for supplies or other materials to the extent that the costs of such services, supplies, or materials exceed the costs that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis;
(l) any compensation and benefits paid to personnel working in or managing a food service or health club or other commercial concession (excluding the parking facility) operated by Landlord or Landlord's managing agent;
(m) marketing, advertising and promotional costs and cost of signs in or on the Building identifying the owner of the Building or other tenants' signs;
(n) leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants or other occupants or prospective tenants or other occupants, or associated with the enforcement of any leases or the defense of Landlord's title to or interest in the Project or any part thereof or Common Areas or any part thereof;
(o) legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Landlord or of Landlord’s interest in the Building or the Project or in connection with any ground lease (including, without limitation, recording costs, mortgage recording taxes, title insurance premiums and other similar costs, but excluding those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building and/or the Project);
(p) legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals);
(q) the cost of any items to the extent such cost is required to be reimbursed to Landlord by tenants of the Project (other than as a reimbursement of operating expenses), or to the extent such cost is actually reimbursed to Landlord, or is covered by a warranty to the extent of reimbursement for such coverage;
(r) the cost of performing work or furnishing service to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide (or is providing) to Tenant or generally to other tenants in the Project at Landlord’s expense;

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(s) the cost of acquiring sculptures, paintings or other objects of fine art in the Building or the Project;
(t) any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(u) unfunded contributions to operating expense reserves by other tenants;
(v) expenses related solely and exclusively to the operation of any retail space in the Project;
(w) damage and repairs necessitated by the gross negligence or willful misconduct of Landlord Parties;
(x) interest, fines or penalties for late payment or violations of Applicable Laws by Landlord, except to the extent incurring such expense is either (1) a reasonable business expense under the circumstances, or (2) caused by a corresponding late payment or violation of an Applicable Law by Tenant, in which event Tenant shall be responsible for the full amount of such expense;
(y) costs for the original construction and development of the Building and nonrecurring costs for the repair or replacement of any structural portion of the Building made necessary as a result of defects in the original design, workmanship or materials;
(z) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;
(aa) depreciation for the Building, except as permitted pursuant to items (xii) and (xiii), above;
(bb) reserves for future improvements, repairs, additions, etc.;
(cc) salaries and all other compensation (including fringe benefits) of partners, officers and executives at and above the grade of officer;
(dd) amount paid as ground rental for the Project by the Landlord;
(ee) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;
(ff) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;
(gg) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(hh) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

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(ii) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;
(jj) costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and
(kk) fees payable by Landlord for management of the Project in excess of three percent (3%) of gross rental revenues received by Landlord under this Lease, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Building with Tenant paying full rent, as contrasted with free rent, half-rent and the like, including base rent, pass-throughs, for any calendar year or portion thereof (for avoidance of doubt, if and to the extent that Tenant pays for any utility or other services hereunder on a “direct” basis to a third party provider of such utility or service, such payment will not be quoted “gross rental revenues” for the purposes of the calculation of Landlord’s management fee; provided that, notwithstanding that Tenant will not be paying for electrical or natural gas utilities on a “direct” basis to a third party provider of such utilities, Landlord shall exclude electrical and natural gas utilities from “gross rental revenues” for the purposes of the calculation of Landlord’s management fee).
If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not fully occupied during all or a portion of any Expense Year, Landlord may make an appropriate adjustment to the components of Operating Expenses which vary with variations in Project occupancy levels for such year to determine the amount of Operating Expenses that would have been incurred had the Project been fully occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.
4.2.5 Taxes.
4.2.5.1 "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof, and including estimated amounts based on pending but uncompleted reassessments of the Project, as reasonably determined by Landlord), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.
4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to

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rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises. All assessments which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of landlords of Comparable Buildings) and shall be included as Tax Expenses in the year in which the installment is actually paid.
4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within thirty (30) days following Landlord’s request accompanied by reasonably detailed back-up documentation. Tenant's Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.8 (except as set forth in Section 4.2.8.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, and (iv) all penalties and interest on any Tax Expenses as a result of Landlord’s failure to pay the same as and when payable, and (v) and any amounts payable by other Project occupants pursuant to the provisions of their respective leases which are similar to Section 4.5 of this Lease.
4.2.6 "Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary.
4.3 Allocation of Direct Expenses. The parties acknowledge that the Building is a part of a multi-building project, such that certain costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the Tenant (as the sole tenant of the Building) and the tenants of the other buildings in the Project, and such shared costs are determined pursuant to the Declaration. In addition, there shall also be Direct Expenses allocated solely to the Tenant because the same are attributable solely to the Building; Landlord will calculate such allocation in good faith.
4.4 Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant's Share of Direct Expenses for each Expense Year.
4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant following the end of each Expense Year, a statement (the "Statement") which shall state in general

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the major categories of the Direct Expenses incurred or accrued for such preceding Expense Year, as applicable (inclusive of a reasonable description of any Permitted Capital Expenditures which are included in Operating Expenses and, if applicable, the calculations made by Landlord to adjust Direct Expenses pursuant to the final paragraph of Section 4.2.4, and which shall indicate the amount of Tenant's share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent which is due within thirty (30) days following receipt of the Statement, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease unless the Lease Term has expired, in which event Landlord shall refund the appropriate amount to Tenant. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall, within thirty (30) days following Tenant’s receipt of such final Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term, provided that, other than Tax Expenses and costs incurred for utilities, Tenant shall not be responsible for Tenant's Share of any Operating Expenses which are first billed to Tenant more than two (2) calendar years after the end of the Expense Year to which such Operating Expenses relate.
4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and Tenant's Share of Direct Expenses (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days following demand by Landlord and continuing thereafter with each installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.
4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
4.5.2 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to

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which Tenant is a party creating or transferring an interest or an estate in the Premises.
4.6 Landlord's Books and Records. Landlord shall maintain, for a period of not less than three (3) years, books and records with respect to Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied. Notwithstanding anything to the contrary contained in this Lease, if, within one hundred eighty (180) days after receipt of a Statement by Tenant, Tenant is not then in Default, then Tenant shall have the right to cause Landlord’s books and records with respect to such Statement only to be audited by a nationally recognized firm of certified public accountants reasonably approved by Landlord, at no cost or expense to Landlord, which has prior experience in the review of financial statements and which shall not be retained by Tenant on a contingency fee basis; provided, however, Tenant shall not have the right to perform any such audit more than one (1) time for any Expense Year during the Lease Term. Any audit conducted by or on behalf of Tenant shall be completed in a diligent manner and timely manner (but in any event within two (2) months after Landlord makes Landlord's books and records available to Tenant for review) and shall be performed during Landlord’s normal business hours and in a manner so as to minimize interference with Landlord’s business operations. Landlord shall have no obligation to make photocopies of any of Landlord’s ledgers, invoices or other items but Tenant may, at Tenant’s cost make such copies as and to the extent Tenant in good faith believes that to do so will facilitate Tenant’s efficient review of Landlord’s books and records. Tenant agrees to keep, and to cause Tenant's accountant and its employees to keep, all information revealed by any audit of Landlord’s books and records strictly confidential and not to disclose any such information or permit any such information to be disclosed to anyone other than Tenant's financial and legal representatives and Landlord, unless compelled to do so by a court of law, and Tenant and its accountant and their employees shall sign a commercially reasonable confidentiality agreement reflecting such confidentiality. Tenant’s audit shall be limited to an on-site review of Landlord’s books and records (including reasonable supporting documentation). If after such audit, Landlord and Tenant dispute the results of such audit, at Tenant's request, a certified public accounting firm selected by Landlord, and reasonably approved by Tenant, shall, at Tenant's cost, conduct an audit of the relevant Direct Expenses. The amounts payable under this Section 4.6 by Landlord to Tenant or by Tenant to Landlord, as the case may be, will be appropriately adjusted on the basis of such audit. If such audit discloses an overstatement of Direct Expenses in excess of three percent (3%) for such Expense Year, Landlord shall rebate any such overcharge and, additionally reimburse Tenant for the reasonable cost of both audits; otherwise the cost of such audits shall be borne by Tenant. Tenant agrees that this Section 4.6 shall be the sole method to be used by Tenant to dispute the amount of any Direct Expenses payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto. Notwithstanding the foregoing, any expenses allocated to Direct Expenses pursuant to the Declaration shall be subject to the audit procedure in Declaration, and Landlord shall audit such expenses under the Declaration upon Tenant's request. Tenant shall pay all costs of such foregoing audit unless and to the extent Tenant is ultimately determined to be entitled to reimbursement under the Declaration.
ARTICLE 5
USE OF PREMISES
5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.
5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect, or any Underlying Documents. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them

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or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project.
ARTICLE 6
SERVICES AND UTILITIES
6.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.
6.1.1 Landlord shall provide electrical power to the Premises, which electrical usage shall be subject to applicable laws and regulations, including Title 24. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay directly to Landlord the cost of all electricity services provided to and/or consumed in the Premises, which electricity shall be separately submetered (or otherwise equitably allocated and directly charged by Landlord to Tenant). Tenant shall pay such cost within thirty (30) days after demand and as Additional Rent under this Lease (and not as part of the Operating Expenses). Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation; provided that Tenant may, as an Alteration or part of the Tenant Improvements, but subject to Landlord's approval, which shall not be unreasonably withheld, delayed or conditioned, expand or increase the capacity of the feeders to the Premises.
6.1.2 Landlord shall provide city water stubbed to the Premises.
6.1.3 Tenant shall contract directly with a licensed and reputable janitorial provider for janitorial services and other cleaning in the Premises, and Tenant shall pay the cost of such contract directly to the janitorial services provider; in no event will Tenant be required to retain a union-affiliated janitorial contractor The janitorial specifications for such contractor shall be reasonably consistent with those specifications that would be utilized by a reasonably prudent landlord of Comparable Buildings. Landlord shall have the right upon reasonable prior notice to Tenant to inspect the Premises for purposes of confirming that Tenant is cleaning the Premises as required by this Section 6.1.3, and to require Tenant to provide additional cleaning, if necessary in order to comply with the immediately preceding sentence. In the event Tenant shall fail to provide any of the services described in this Section 6.1.3 within ten (10) business days after notice from Landlord, which notice shall not be required in the event of an emergency, Landlord shall have the right to provide such services and any charge or cost incurred by Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant upon receipt by Tenant of a written statement of cost from Landlord.
6.1.4 Subject to applicable laws and the other provisions of this Lease, and except in the event of an emergency, Tenant shall have access to the Building twenty-four (24) hours per day, seven (7) days per week, every day of the year. Subject to the terms of this Lease, Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) for the Building and/or retain its own security personnel at the Building, provided that Tenant shall provide Landlord and Landlord's personnel with means (i.e., key cards, etc.) to access the Building on an unrestricted basis (but subject to the terms of, and except as set forth in, Article 27, below). Tenant's Security Systems shall by subject to Landlord's prior review and approval (not to be unreasonably withheld), and the installation of Tenant’s Security System shall be performed pursuant to Article 8 of this Lease, below, or as part of the Tenant Improvements. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation, monitoring, operation and any removal of Tenant’s Security System.
6.1.5 Tenant will have the exclusive right to use all of the existing Building risers, raceways, shafts and conduit available for the use in the Building.
6.2 Additional Services. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall promptly pay to Landlord, Landlord's standard charge for any services provided to Tenant which Landlord is not specifically obligated to provide to Tenant pursuant to the terms of this Lease.

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6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent (except as specifically set forth in Section 19.5.2 of this Lease) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.
ARTICLE 7
REPAIRS
7.1 Tenant's Obligations. Throughout the Lease Term, Tenant shall, at Tenant's sole cost and expense, maintain, repair and improve, to the Management Standard (defined in Section 7.2.1 below), all portions of the Building and Premises (other than those portions which are governed by the Landlord Maintenance Responsibilities, defined in Section 7.7 below), in accordance with the following provisions of this Article 7. For purposes of this Lease, the portions of the Building and Premises to be so maintained, repaired and improved by Tenant and its Facilities Team (as defined in Section 7.2.2 below) shall include, without limitation, (i) exterior glass and mullions, windows, doors, glazing, roof membrane, gaskets and seals, elevator up to the mechanical room of the Building, and loading areas, (ii) the mechanical, electrical, fire protection, plumbing, life safety, heating, ventilations and air conditioning and other systems and equipment in the Building and Premises (but excluding the hot water lines) (items specified under this subsection (ii) are, collectively, the "Building Systems") (collectively, "Tenant Maintenance Responsibilities"). Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
7.2 Management Standards.
7.2.1 Professional Maintenance. Tenant shall perform the Tenant Maintenance Responsibilities in a manner consistent with the standards followed by Landlord and other first-class owners and management companies that are managing Comparable Buildings (the "Management Standard").
7.2.2 Facilities Team. Landlord and Tenant hereby acknowledge that Tenant's in-house facilities management department (collectively, the "Facilities Team") is comprised of a multi-disciplined staff of trained and professional facilities maintenance, repair and management personnel (from time to time, however, Tenant may elect to “outsource” some or all of the Facilities Team, in accordance with the Management Standard). Tenant shall cause, throughout the Lease Term, its Facilities Team to maintain materially consistent levels of capability and expertise, and apply such Facilities Team to the Project, as reasonably required to satisfy the Management Standard.
7.2.3 Service Agreements. To the extent required to perform the Tenant Maintenance Responsibilities, Tenant shall enter into service, repair and maintenance agreements (collectively, the "Service Agreements") upon the terms and conditions of this Lease and with providers as required under Exhibit K of this Lease. With respect to such Service Agreements, Tenant shall endeavor to provide Landlord with copies of the same, and in any event, will reasonably promptly provide Landlord with copies thereof upon Landlord's request.
7.3 Records and Reports and Meeting Requirements.

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7.3.1 Annual Management Reports. No more than once per calendar year during the Lease Term, upon Landlord's request, and only to the extent the information is not already readily available to Landlord on an independent basis, Tenant shall prepare and deliver to Landlord (i) if the Premises are separately metered, a utilities consumption and demand report and analysis for the preceding year and (ii) any other reports as Landlord shall, on an annual basis, reasonably request in connection with the operation, repair and maintenance of the Building Systems, which reports are generally consistent with the Management Standard.
7.3.2 Landlord's Ownership of Records. All plans and specifications maintained by Tenant in connection with the Building and/or any improvements, and any warranties and guaranties and operating manuals relating to the Building and/or Premises (collectively, the "Building Documents") shall become the property of Landlord, and such documents (but Tenant may retain copies thereof) shall be delivered to Landlord upon the expiration or earlier termination of the Lease Term, to the extent not previously delivered to Landlord.
7.3.3 Meeting Requirements. At the written request of either Landlord or Tenant (a "MM Request"), each party shall arrange to meet and confer with the other (at a mutually reasonable and convenient time and location), as to the status of the maintenance, repair and other work required to be performed under this Lease and to (i) if requested by either party, conduct a full inspection of the condition of the Building and Premises including the Building Structure and Building Systems, (ii) if requested by either party, review and discuss the Service Agreements, and (iii) if requested by either party, review and discuss Tenant's and Landlord's obligations as set forth under this Lease (each, a "Maintenance Meeting"); provided, however, in no event shall Landlord or Tenant be required to participate in more than one such Maintenance Meeting in any calendar year, unless such a Maintenance Meeting is required in connection with an emergency situation or event. In connection with, and in advance of, any such Maintenance Meeting, to the extent Landlord's MM Request included a request for maintenance and repair reports, documents and back-up materials, Tenant shall promptly deliver any maintenance and repair reports, documents and back-up materials related to the maintenance, repair and other work required to be performed by Tenant under the Lease, to the extent the same are regularly and customarily generated and maintained by, and in the possession of, its Facilities Team (collectively, the "M&R Reports").
7.3.4 Books and Records. Tenant shall maintain complete, detailed and accurate records, books and accounts of all funds disbursed in connection with Tenant's management and operation of the Premises (excepting salary disbursements internal to Tenant), including all M&R Reports. Tenant agrees to keep all of the aforementioned documents (collectively, the "Books and Records") safe, available and separable from any record not having to do with the Building. Tenant shall not dispose of any such Books or Records until the same are at least two (2) years old.
7.3.5 Tenant's Risk Management Obligations. Tenant shall promptly investigate and make a full timely written report to Landlord as to all alleged incidents of significant damage (i.e., greater than $150,000.00) known to Tenant and/or all claims for damages relating to the Premises known to Tenant, including any damage or destruction to the Premises. Tenant agrees not to knowingly permit the use of the Premises for any purpose which might void any policy of insurance held by Landlord or unreasonably increase the premiums therefor unless Tenant pays for such increased insurance payments or which might render any loss insured thereunder uncollectible.
7.4 Repair, Maintenance and Testing. Tenant shall, at Tenant's sole cost and expense maintain and repair and improve, in accordance with the Management Standard, and pursuant to the specifications set forth in Exhibit L attached hereto (to the extent applicable to Tenant Maintenance Responsibilities), those portions of the Building and Premises (inclusive of improvements, fixtures and furnishings) which are Tenant Maintenance Responsibilities. Landlord shall have the right to reasonably modify and amend the terms and conditions of Exhibit L attached hereto, from time to time, provided that Landlord shall consult with Tenant prior to any such modification. Tenant shall comply with all Applicable Laws in connection with the Tenant Maintenance Responsibilities. At Landlord's option, if Tenant fails to comply with its obligations, as required in this Article 7, Landlord may, after written notice to Tenant, and after affording Tenant a reasonable time period within which to conduct such repair or improvement, and after providing Tenant a second notice setting forth Landlord's intention to engage in self-help (except in the event of an emergency, in which case no notice to Tenant shall be required), but need not, perform such obligations, and Tenant shall pay Landlord the reasonable cost thereof, including a

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reasonable percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such actions by Landlord forthwith upon being billed for same.

7.5 Capital Improvements. Notwithstanding anything else to the contrary contained in this Lease, Tenant, at Tenant's sole cost and expense, shall be required to perform all capital improvements in connection with the performance of Tenant's Maintenance Obligations. Tenant shall provide written notice to Landlord in the event that any such capital improvements are required during the Lease Term and shall perform the same in accordance with the terms of Article 8 of the Lease.
7.6 Tenant's Responsibilities Upon Termination of Lease. Upon the expiration or earlier termination of this Lease for any reason, Tenant shall forthwith, without necessity of demand or notice, deliver the following to Landlord, or Landlord's appointed agent on the effective date of expiration or termination (except to the extent that any such item has already been delivered to Landlord).
7.6.1 Copies of the Books and Records for the most recent full calendar year and any subsequent partial calendar year.
7.6.2 A final accounting of all of Tenant's direct payment obligations under Section 7.1 of the Lease (and the remaining terms of this Lease) attributable to the Project and accruing on or before the date of termination.
7.6.3 Any third party warranties, guaranties and operating manuals in Tenant's possession relating to the improvements in the Project and the Building Systems performed by Tenant.
7.6.4 All keys related to the telephone closets, janitorial closets, electrical closets, storage rooms, storage areas, PG&E rooms or areas, rooftop access points, and other areas which would traditionally be characterized as common areas.
The obligation of Tenant to deliver the foregoing shall survive the termination of this Lease.
7.7 Landlord's Maintenance Obligations. Landlord shall repair, replace, maintain, and improve the (i) exterior Common Areas of the Building and Project; (ii) structural portions of the Building, which shall mean the foundation, floor slabs, exterior slabs, sidewalks, curtain wall (excluding gaskets and seals), structural portions of the roof (excluding the roof membrane), columns, beams, shafts and stairwells (collectively, the "Building Structure"), (iii) the hot water lines, and (iv) all utility connections to the Building, all in accordance with the Management Standard (collectively, the "Landlord Maintenance Responsibilities"). Landlord's costs of performing Landlord Maintenance Responsibilities and Landlord's compliance with law obligations shall be included in the Operating Expenses, to the extent permitted by Article 4 above. Any entry of the Premises by Landlord in connection with the foregoing shall be done consistent with the terms of Article 27 of this Lease. Notwithstanding anything to the contrary herein, Landlord shall, in good faith, consult with Tenant in advance with respect to all material decisions related to any proposed renovations of the exterior Common Areas, provided that Landlord will retain the ultimate discretion over any such work, subject to the terms of the immediately preceding sentence.
7.8 Tenant's Self-Help Right. Notwithstanding any provision set forth in this Lease to the contrary, if (a) Tenant provides prior written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance that are Landlord's obligations hereunder (a “Required Action”), (b) Landlord is, in fact, required to perform such repairs and/or maintenance under the terms of this Lease, and (c) Landlord (i) fails to commence such Required Action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than twenty (20) days after receipt of such notice (the “Commencement Period”), or (ii) fails to pursue such Required Action after the Commencement Period with reasonable diligence and complete the same with a reasonable time (the “Required Action Period”), then

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Tenant may proceed to take the Required Action after delivery of an additional ten (10) day notice to Landlord and any lender for which Tenant has been given an address for notices (such second notice given not earlier than the expiration of the first aforesaid twenty (20) day period for commencement of the repair and/or maintenance, or not earlier than the expiration of the Required Action Period, as applicable) specifying that the first twenty (20) day period has expired or the Required Action Period has expired, the specific action required and that Tenant intends to take such Required Action. If such action is required under the terms of this Lease to be taken by Landlord and is not commenced or completed (as applicable) by Landlord within such second ten (10) day period, then Tenant shall be entitled to take such action in the manner described below and shall be further entitled to prompt reimbursement by Landlord of Tenant's reasonable and necessary, actual out-of-pocket costs and expenses in taking such action (and only such action as specified in the second ten (10) day notice given to Landlord), but only to the extent such amounts would not have been payable by Tenant under this Lease. Such amounts shall be promptly reimbursed by Landlord on the receipt from Tenant of a detailed invoice setting forth a particularized breakdown of the costs and expenses incurred in connection with the action taken by Tenant. Notwithstanding the foregoing to the contrary, if the Required Action represents a response to an Emergency (defined below), then the required response period with respect to the two (2) notices described above shall be reduced, in such case, to one (1) business day with respect to the first (1st) notice and one (1) business day with respect to the second (2nd) notice, provided that Tenant's first (1st) and second (2nd) notices each specify in bold faced letting that notice in question constitutes a request for Landlord's Required Action with respect to an Emergency pursuant to the provisions of this Section 7.2. If Tenant takes any such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Promptly following completion of any work taken by Tenant pursuant to this Section 7.2, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent next due and payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent. On the other hand, Tenant may proceed to claim a default by Landlord. If Tenant prevails in such claim, the amount of the award (which shall include interest from the time of each expenditure by Tenant until the date Tenant receives such amount by payment or offset and attorneys' fees and related costs) may be deducted by Tenant from the Rent next due and owing under this Lease; provided, however, that Tenant shall not been entitled to deduct or offset more than fifty percent (50%) of the Base Rent payable hereunder in any calendar month pursuant to the provisions of this Section 7.2 (for example, if the amount owed by Landlord to Tenant is the equivalent of one (1) full calendar month's payment of Base Rent, Tenant would be entitled to deduct fifty percent (50%) of the Base Rent payable hereunder for the next two (2) successive calendar months in order to offset such amount). For purposes of this Section 7.2, an “Emergency” shall mean an event threatening immediate and material danger to people located in the applicable Building or immediate, material damage to the Building, Building Systems, Building Structure, any portion of the Premises, or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant's business operations which are carried on therein.
ARTICLE 8
ADDITIONS AND ALTERATIONS
8.1 Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any electrical, mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. If Tenant

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requests Landlord's approval for any proposed Alterations pursuant to this Article 8, Landlord shall respond, in writing, stating whether the Alterations are approved or disapproved, and if disapproved, the grounds for such disapproval, within five (5) business days after receipt of Tenant's request for approval of the proposed Alterations; Landlord’s response shall be in writing and, if Landlord withholds its consent to any Alterations described in the plans and specifications provided to Landlord concurrently with Tenant's request for Landlord's approval thereof, Landlord shall specify in reasonable detail in Landlord’s notice of disapproval, the basis for such disapproval, and the changes to Tenant’s plans which would be required in order to obtain Landlord’s approval. If Landlord fails to notify Tenant of Landlord’s approval or disapproval of any such plans within such five (5) business day period, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”) that specifically identifies the applicable plans and contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL OF PLANS PURSUANT TO THE PROVISIONS OF SECTION 8.1 OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE PLANS DESCRIBED HEREIN.” If Landlord fails to respond to such Second Request within five (5) Business Days after receipt by Landlord, the plans in question shall be deemed approved by Landlord, and Tenant may, subject to the other provisions of this Article 8, commence the Alterations described in such plans. If Landlord timely delivers to Tenant notice of Landlord’s disapproval of any plans, Tenant may revise Tenant’s plans to incorporate the changes suggested by Landlord in Landlord’s notice of disapproval, and resubmit such plans to Landlord; in such event, the scope of Landlord’s review of such plans shall be limited to Tenant’s correction of the items in which Landlord had previously objected in writing. Landlord’s review and approval (or deemed approval) of such revised plans shall be governed by the provisions set forth above in this Section 8.1. The procedure set out above for approval of Tenant’s plans will also apply to any change, addition or amendment to Tenant’s plans. Notwithstanding anything in this Article 8 to the contrary, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord, but without Landlord's prior consent, to the extent that (x) such Alterations are decorative only (i.e., installation of carpeting or painting of the Premises) or (y) such Alterations (i) do not affect the Building Structure or Building Systems, (ii) are not visible from the exterior of the Building, (iii) do not require a building or construction permit, and (iv) cost less than $250,000.00 for a particular job of work. Additionally, Tenant will have the right, without the necessity of Landlord’s prior written consent so long as the work does not affect the Base Building in any material or adverse way, to perform any work related to Tenant’s clean rooms or other operational space that may be necessitated by Tenant’s obligation to comply with regulatory or industry guidelines regarding the operation of such areas or in response to regulatory inspections or other audits, it being acknowledged by Landlord that Tenant’s obligation to continue operating within the Premises on a continuous basis requires the ability from time to time, to perform such compliance work immediately. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.
8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises for which Landlord’s prior consent is required, such requirements as Landlord in its reasonable discretion may deem desirable (provided that Tenant will not be required to use union labor and may select the contractor(s) or vendors who will perform such work). Tenant shall construct its Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of Roseville, all in conformance with Landlord's reasonable construction rules and regulations; provided, however, that prior to commencing to construct any Alteration requiring Landlord’s consent, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the Base Building, then Landlord shall have the right, at Tenant's expense, to perform such component of the Alterations, provided that Landlord agrees to competitively bid the cost of such work in order to insure that the cost to perform such work is commercially competitive and to use diligent efforts to have such work performed in accordance with Tenant’s reasonably established schedule for the performance of such work. As used herein, the "Base Building" shall mean the Building Structure and Building Systems. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to

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cause a Notice of Completion to be recorded in the office of the Recorder of the County of Placer in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
8.3 Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord's reasonable requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) comply with Landlord's standard contractor's rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to two and one half percent (2.5%) of the so-called “hard” cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work, but will not be required to pay any construction supervision fee to Landlord or any Landlord Affiliate.
8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord, commensurate with the practice of owners of Comparable Buildings, may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, with respect to Alterations which are anticipated to cost in excess of $250,000.00, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.
8.5 Landlord's Property. All Alterations, improvements (including Tenant Improvements), fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to their condition existing prior to the installation of such Alterations, improvements (including Tenant Improvements), fixtures and/or equipment. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.
ARTICLE 9
COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or

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encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.
ARTICLE 10
INSURANCE
10.1 Indemnification and Waiver. Except to the extent arising from the sole negligence or willful misconduct of or breach of this Lease by Landlord or any Landlord Parties (defined below) but subject to Section 10.5 below, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from (i) any cause in, on or about the Premises (including, but not limited to, a slip and fall occurring following Landlord’s delivery of the Premises to Tenant and thereafter during Tenant’s occupancy of the Premises) during the Lease Term and any holdover period, (ii) any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees of Tenant who are at the Project at Tenant’s request, as well as guests or licensees of Tenant or any such person, in, on or about the Project or (iii) any breach of the terms of this Lease, during the Lease Term and any holdover period, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or Landlord’s employees, agents, representatives or contractors. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of any of the foregoing, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees. Subject to Section 10.5 below, Landlord shall indemnify, defend, protect, and hold harmless Tenant, its partners, and their respective officers, agents, servants, employees, and independent contractors (collectively, "Tenant Parties") from any and all loss, cost, damage, expense and liability (including without limitation reasonable attorneys' fees) arising from the gross negligence or willful misconduct of, Landlord or any Landlord party in, on or about the Project, except to the extent caused by the negligence or willful misconduct of the Tenant Parties. Notwithstanding anything to the contrary set forth in this Lease, either party's agreement to indemnify the other party as set forth in this Section 10.1 shall be ineffective to the extent the matters for which such party agreed to indemnify the other party are covered by insurance required to be carried by the non-indemnifying party pursuant to this Lease. Further, Tenant's agreement to indemnify Landlord and Landlord's agreement to indemnify Tenant pursuant to this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover, or if carried, would have covered the matters, subject to the parties' respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.
10.2 Tenant's Compliance With Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.
10.3 Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.

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10.3.1 Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements, subject to industry-standard exclusions and exceptions) and a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$10,000,000 each occurrence $10,000,000 annual aggregate
Personal Injury Liability	$10,000,000 each occurrence $10,000,000 annual aggregate
The foregoing limits may be satisfied through a combination of primary and excess/umbrella insurance.
10.3.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) the "Tenant Improvements," as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage, including sprinkler leakage (except if caused by an earthquake), bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.
10.3.3 Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.
10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) in the case of the coverage required under Sections 10.3.1 and 10.3.3 above, name Landlord, and any other party Landlord reasonably specifies, as an additional insured, including Landlord's managing agent, if any; (ii)  cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VIII in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) if commercially available, provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord (provided, however, that as of the date of this Lease, Landlord acknowledges that a majority of insurers are unwilling to provide the endorsement described in this clause (vi) and agrees that if Tenant’s insurer is similarly unwilling to provide such endorsement, Tenant’s obligation pursuant to the provisions of this clause (vi) shall be to promptly notify Landlord upon receipt by Tenant of any notice from Tenant’s insurer of any cancellation, failure to renew, reduction of amount of insurance or change in coverage). Tenant shall deliver said policy or policies or, at Tenant’s option, certificates thereof to Landlord on or before the Lease Commencement Date and within seven (7) days following the renewal dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option with notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.
10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely

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to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder or is actually covered by insurance maintained by a party hereto. Notwithstanding any other provision of this Lease to the contrary, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.
10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord; provided, however, that (a) in no event shall such new or increased amounts or types of insurance exceed that required of comparable tenants by landlords of Comparable Buildings and (b) Landlord shall not have the right to require that Tenant adjust its insurance coverage more than once in any twenty four (24) month period, and not during the initial twenty four (24) months of the Lease Term.
10.7 Landlord's Insurance. Landlord shall insure the Building during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage, as well as coverage for earthquake damage if reasonably available at commercially reasonable rates, unless Tenant approves Landlord’s election to not maintain such coverage. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine, commensurate with the levels and types of insurance maintained by owners of Comparable Buildings. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings (provided that in no event shall Landlord be required to carry earthquake insurance).
ARTICLE 11
DAMAGE AND DESTRUCTION
11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises or Building Systems necessary for the use and occupancy of the Premises shall be damaged by fire or other casualty, Landlord will, as soon as reasonably possible following the date of the damage, deliver to Tenant an estimate of the time necessary to repair the damage in question such that the Premises may be used by and accessible to Tenant and the Building and Common Areas operable as a first-class office/manufacturing building; such notice will be based upon the review and opinions of Landlord’s architect and contractor (“Landlord’s Completion Notice”). Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and use commercially reasonable efforts to enforce the Association's obligation to restore Common Areas which are "Association Property," as that term is defined in the Declaration, pursuant to the terms of the Declaration. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas reasonably deemed desirable by Landlord, and which are consistent with the character of the Project, provided that access to the Premises shall not be materially impaired. Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition (or an alternate condition desired

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by Tenant and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed and to be governed by Article 8 above)). Prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval (in accordance with the approval process set forth in Article 8), all plans, specifications and working drawings relating thereto, and Tenant shall select the contractors to perform such improvement work from the list of contractors provided (or otherwise reasonably approved) by Landlord. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or a portion thereof or the Building Systems or Common Areas necessary to Tenant's occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.
11.2 Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, as set forth in Landlord’s Completion Notice, the repairs cannot reasonably be completed so as to render the Premises suitable for occupancy (subject to Tenant’s completion of its restoration work described in Section 11.2, above) within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums) (provided, however, that if Landlord elects to terminate this Lease pursuant to the provisions of this clause (i), Tenant shall have the right, by written notice delivered to Landlord within thirty (30) days following Landlord’s delivery of its termination notice, to elect to fund the cost of overtime or “premium” work as may be reasonably necessary in order for Landlord’s estimated time to complete Landlord’s repair work, as set forth in Landlord’s Completion Notice, be two hundred seventy (270) days, or less, following the date of discovery of the damage, and, in such event, Landlord’s termination notice shall be deemed rescinded); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) at least Two Million Dollars ($2,000,000.00) of the cost to repair the damage is not fully covered by Landlord's insurance policies (however, if Landlord elects to terminate this Lease based upon a shortfall as described in this clause (iii), Landlord will, in Landlord’s termination notice, include Landlord’s good faith estimate of the shortfall in question, and Tenant shall have the right, within thirty (30) days following the date of delivery of such notice, to elect to fund such shortfall [Tenant acknowledging that Landlord’s estimate will not be deemed to be a guaranty of the maximum shortfall amount], in which event, Tenant will be obligated to fund such shortfall, and Landlord’s election to terminate this Lease shall be deemed rescinded); (iv) the damage occurs during the last twelve (12) months of the Lease Term and will reasonably require in excess of sixty (60) days to repair; provided, however, that if such fire or other casualty shall have damaged the Premises or a portion thereof or Common Areas necessary to Tenant's occupancy and as a result of such damage the Premises are unfit for occupancy and Tenant does not occupy the Premises, and provided that Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and either (a) the repairs cannot, in the reasonable opinion of Landlord's contractor, as set forth in Landlord's Completion Notice, be completed within two hundred seventy (270) days after the date of discovery of the damage, or (b) the damage occurs during the last twelve months of the Lease Term and will reasonably require in excess of ninety (90) days to repair, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than the later of (A) forty-five (45) days following the date of delivery of Landlord's Completion Notice, and (B) ninety (90) days after the date of the damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. In addition, if restoration is not substantially complete on or before the later of (i) the date that occurs twelve (12) months after the date of discovery of the damage, and (ii) the date that occurs ninety (90) days after the

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expiration of the estimated period of time to substantially complete such restoration, as set forth in Landlord’s Completion Notice (the “Outside Restoration Date”) , which Outside Restoration Date shall be extended to the extent of any delays (x) caused by Tenant or (y) caused by Force Majeure (up to a maximum of sixty (60) days of additional delay due to Force Majeure), then Tenant shall have the additional right during the first five (5) business days of each calendar month following the Outside Restoration Date until such repairs are complete, to terminate this Lease by delivery of written notice to Landlord (the "Damage Termination Notice"), which termination shall be effective on a date specified by Tenant in such Damage Termination Notice (the "Damage Termination Date"), which Damage Termination Date shall not be less than ten (10) business days, nor greater than thirty (30) days, following the date such Damage Termination Notice was delivered to Landlord.
11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.
ARTICLE 12
NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
ARTICLE 13
CONDEMNATION
If the whole or any material part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any material part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection

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therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises and otherwise in accordance with Section 19.5.2. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
ARTICLE 14
ASSIGNMENT AND SUBLETTING
14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to individually as a “Transfer,” and, collectively, as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's commercially reasonable standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord (which information is requested within ten (10) business days following Tenant’s submission to Landlord of the items described in clauses (i), (ii), (iii) (iv) and (v) of this Section 14.1) which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E; provided, however, if such estoppel certificate contains statements to the effect that Tenant claims any default, breach, or failure to perform on the part of Landlord under this Lease, such fact shall not serve to negate the effectiveness of the Transfer Notice. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a Default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord, provided that in no event shall such costs and expenses exceed $2,500.00 for a Transfer in the ordinary course of business.
14.2 Landlord's Consent. Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice and shall grant or withhold such consent within fifteen (15) business days following the date upon which Landlord receives a

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“complete” Transfer Notice from Tenant (i.e., a Transfer Notice that includes all documents and information required pursuant to Section 14.1 of this Lease, above). If Landlord fails to timely deliver to Tenant notice of Landlord’s consent, or the withholding of consent, to a proposed Transfer, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 14 OF LEASE - - FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE.” If Landlord fails to deliver notice of Landlord’s consent to, or the withholding of Landlord’s consent, to the proposed assignment or sublease within such five (5) business day period, Landlord shall be deemed to have approved the assignment or sublease in question. If Landlord at any time timely delivers notice to Tenant or Landlord’s withholding of consent to a proposed assignment or sublease, Landlord shall specify in reasonable detail in such notice, the basis for such withholding of consent. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;
14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3 The Transferee is either a governmental agency or instrumentality thereof (i) which is that of a foreign country, (ii) which is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a comparable building located in the vicinity of the Project, (iii) which is part of the federal government, or (iv) which would significantly increase the human traffic in, or the security threat to, the Premises, the Building, and/or the Project;
14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or
14.2.6 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord during the three (3) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project and, in each case, Landlord then has reasonably sufficient space in the Project to meet such Transferee’s occupancy needs.
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent (or deemed consent), but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant's business including, without limitation, loss of profits, however occurring) or declaratory judgment

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and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.
14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer and related to the value of Tenant’s leasehold interest in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements (including demising costs) to the Premises (or allowances in lieu thereof), in connection with the Transfer (or any improvement allowance provided to the Transferee by Tenant), (ii) any free base rent reasonably provided to the Transferee in connection with the Transfer (provided that such free rent shall be deducted only to the extent the same is included in the calculation of total consideration payable by such Transferee), and (iii) any brokerage commissions in connection with the Transfer, (iv) legal fees reasonably incurred in connection with the Transfer and (v) the market value of any furniture, fixtures or equipment provided to the Transferee at no cost as part of the Transfer (collectively, "Tenant's Subleasing Costs"). "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. For purposes of calculating the Transfer Premium on a monthly basis, Tenant's Subleasing Costs shall be deemed to be expended by Tenant in equal monthly amounts over the entire term of the Transfer.
14.4 Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates an assignment of this Lease, or a sublease of all or a portion of the Premises which causes the total amount of sublet space to exceed fifty percent (50%) of the Premises and which is for more than 50% of the then remaining Lease Term (and in each case other than in connection with a Permitted Transfer), then Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the remainder of the Lease Term. Tenant may elect to deliver an Intention to Transfer Notice which, in addition to containing the information required pursuant to this Section 14.4, contains the information required for a Transfer Notice pursuant to Section 14.1, above, in which event such notice shall be both a Transfer Notice and an Intention to Transfer Notice. Thereafter, Landlord shall have the option, by giving written notice to Tenant (the “Recapture Notice”) within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of six (6) months (the "Six Month Period") commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Six Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Six Month Period (or if a

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Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Six Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.
14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. In the event that Tenant subleases all or any portion of the Premises in accordance with the terms of this Article 14, Tenant shall cause such subtenant to carry and maintain the same insurance coverage terms and limits as are required of Tenant, in accordance with the terms of Article 10 of this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord's costs of such audit.
14.6 Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners or members, or transfer of fifty percent (50%) or more of partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership or membership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period which results in a transfer of Control (defined in Section 14.8 below) of Tenant to an individual or entity, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.
14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in Default, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such Default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in Default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.8 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to (i) a transferee of all or substantially all of the assets of Tenant, (ii) a transferee which is the resulting entity of a merger or consolidation of Tenant with another entity (inclusive of a so-called “reverse triangular” merger), or (iii) an affiliate of Tenant (an entity which is controlled by,

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controls, or is under common control with, Tenant ("Affiliate")), shall not be deemed a Transfer under this Article 14, (any such assignee or sublessee described in items (i) through (iii) of this Section 14.8 hereinafter referred to as a "Permitted Transferee") provided that (A) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such affiliate, (B) Tenant is not in Default, (C) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (D) in the case of a Permitted Transfer described in clauses (i) or (ii) above, such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease, and (E) no assignment relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and, in the event of an assignment of Tenant's entire interest in this Lease, the liability of Tenant and such transferee shall be joint and several. An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee." "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.
ARTICLE 15
SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES
15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant otherwise located in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.
ARTICLE 16
HOLDING OVER
If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a daily rate equal to the product of (i) the daily Base Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to 150%, plus 100% of applicable Additional Rent. Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by

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Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.
ARTICLE 17
ESTOPPEL CERTIFICATES
Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge (if acknowledgment is expressly requested) and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee; provided, however, that if such estoppel certificate is not factually correct, then Tenant may make such changes as are necessary to make such estoppel certificate factually correct and shall thereafter return such signed estoppel certificate to Landlord within said ten (10) business day period. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes; provided, however, that if such instrument is not factually correct, then Tenant may make such changes as are necessary to make such instrument factually correct and shall thereafter return such signed instrument to Landlord within ten (10) business days. At any time during the Lease Term, but only in connection with (x) a sale, financing or refinancing of the Project or any portion hereof or interest therein, (y) a Default by Tenant or (z) a proposed Permitted Transfer or Alteration by Tenant, and provided that Landlord executes a commercially reasonable confidentiality agreement, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Notwithstanding the foregoing, in the event that (A) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that "Controls" Tenant or is otherwise an "Affiliate" of Tenant, as those terms are defined in Section 14.8 of this Lease) is publicly traded on a national stock exchange, and (B) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that Controls Tenant or with entities which are otherwise Affiliates of Tenant), then Tenant's obligation to provide Landlord with a copy of its most recent current financial statement as set forth above shall be deemed satisfied.
ARTICLE 18
SUBORDINATION
This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force

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against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto (collectively, the “Superior Holders”); provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any mortgage, trust deed or other encumbrances, shall be the receipt by Tenant of a subordination non-disturbance and attornment agreement in the standard form provided by such Superior Holders (subject to commercially reasonable modifications), which requires such Superior Holder to accept this lease, and not to disturb tenant’s possession, so long as a Default has not occurred and be continuing executed by Landlord and the appropriate Superior Holder. Landlord represents to Tenant that as of the date of this Lease there is no Superior Holder. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the Superior Holder or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such Superior Holder, and to recognize such Superior Holder as the lessor under this Lease, provided such Superior Holder shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
ARTICLE 19
DEFAULTS; REMEDIES
19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant (each, a “Default”):
19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or
19.1.2 Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or
19.1.3 Abandonment (pursuant to Section 1951.3 of the California Civil Code) of the Premises by Tenant; or
19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease, or any breach by Tenant of the representations and warranties set forth in Section 29.32 of this Lease, where such failure continues for more than two (2) business days after notice from Landlord.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.
19.2 Remedies Upon Default. Upon the occurrence of any Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which

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shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
(i) The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus
(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant (“Costs of Reletting”); notwithstanding the above, if Landlord relets the Premises for a term (the "Relet Term") that extends past the originally scheduled Lease Expiration Date, the Costs of Reletting which may be included in Landlord’s damages shall be limited to a prorated portion of the Costs of Reletting, based on the percentage that the length of the originally scheduled Lease Term remaining on the date Landlord terminates this Lease or Tenant's right to possession bears to the length of the Relet Term. For example, if there are two (2) years left on the Lease Term at the time that Landlord terminates possession and, prior to the expiration of the two (2) year period, Landlord enters into a lease with a new tenant with a Relet Term of ten (10) years, then only twenty percent (20%) of the Costs of Reletting shall be included when determining Landlord's damages; and
(v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and

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19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
19.5 Landlord Default.
19.5.1 General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.
19.5.2 Abatement of Rent. In the event that Tenant is prevented from using, and does not use (except for the maintenance of a skeleton crew within the Premises for such purposes as securing Tenant’s records and files, forwarding telephone communications, correspondence and deliveries, and otherwise enabling those aspects of Tenant’s business operations previously conducted within the Premises to be carried on from an alternative location), the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by the Lease, which substantially interferes with Tenant’s use of the Premises, (ii) any failure to provide services, utilities or access to the Premises as required by this Lease, or (iii) any “Renovations,” as that term is defined in Section 29.29 of this Lease (such set of circumstances as set forth in items (i), (ii) or (iii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event (which notice may, for the purposes of triggering the commencement of the Eligibility Period (defined below) be delivered by hand to the office of the Project’s property manager during Building Hours (except on Saturdays), provided that copies of such notice are concurrently sent via overnight mail to Landlord’s other addressees for notice hereunder, in order to promptly provide such other addressees with notice of the Abatement Event), and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such notice (the “Eligibility Period”), then the Base Rent and Tenant’s Share of Direct Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively

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conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period (except for the maintenance of a skeleton crew as provided above), the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. To the extent an Abatement Event is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant's right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the Eligibility Period shall not be applicable thereto. Such right to abate Base Rent and Tenant's Share of Direct Expenses shall be Tenant's sole and exclusive monetary remedy for rent abatement at law or in equity for an Abatement Event. Except as provided in this Section 19.5.2, or in Articles 11 or 13, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
ARTICLE 20
COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE 21
SECURITY DEPOSIT
INTENTIONALLY DELETED.
ARTICLE 22
SUBSTITUTION OF OTHER PREMISES
INTENTIONALLY DELETED.
ARTICLE 23
SIGNS
23.1 Interior Signage. Tenant may install identification and other signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building, unless required by Applicable Law. Except as set forth in Section 23.2, below, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.
23.2 Exterior Signage. In addition to the signage rights expressly set forth above in this Article 23, but subject to the terms of this Section 23.2, Tenant, at Tenant's sole cost and expense, shall be entitled to install (i) exterior signage on the Building, (ii) one (1) panel on the Project monument sign in the location more particularly identified on Exhibit J attached hereto, and (iii) certain directional signage in the Common Areas of the Project, each identifying Tenant's name and/or logo (the "Tenant's Signage") in connection with Tenant's lease of the Premises.
23.2.1 Specifications and Permits. Tenant's Signage shall set forth Tenant's name and/or logo as

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determined by Tenant in its sole discretion, but subject to Landlord's reasonable approval, and in no event shall the Tenant's Signage include an "Objectionable Name," as that term is defined in Section 23.2.2, below. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact locations of Tenant's Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord's Building standard signage specifications. In addition, the Tenant's Signage shall be subject to Tenant's receipt of all necessary governmental or quasi-governmental approvals and permits (collectively, "Governmental Approvals") (which Tenant acknowledges includes that certain "Roseville Innovation Park Master Sign Program" dated 6/22/18) and shall be subject to all Applicable Laws and the Underlying Documents, specifically including the Declaration. Tenant hereby acknowledges that Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary Governmental Approvals for the Tenant's Signage. In the event Tenant does not receive the necessary Governmental Approvals for the Tenant's Signage, Tenant's and Landlord's rights and obligations under this Lease shall be unaffected.
23.2.2 Objectionable Name. To the extent Tenant desires to change the name and/or logo set forth on the Tenant's Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the comparable buildings in the vicinity of the Project (an "Objectionable Name"). The parties hereby agree that the name "Penumbra, Inc." or any reasonable derivation thereof, shall not be deemed an Objectionable Name.
23.2.3 Termination of Right to Tenant's Signage. The rights contained in this Section 23.2 shall be personal to the Original Tenant or a Permitted Transferee Assignee, and may only be exercised and maintained by the Original Tenant or such Permitted Transferee Assignee (and not any other assignee, sublessee or other transferee of either of the Original Tenant's interest in the Lease) if the Original Tenant or such Permitted Transferee Assignee has not subleased more than fifty percent (50%) of the Premises and any other space leased by Tenant in the Project, and a Default by Tenant under this Lease is not then occurring. In the event Tenant fails to comply with any of the requirements set forth hereinabove, the signage rights provided in this Section 23.2 shall automatically terminate.
23.2.4 Cost and Maintenance; Change and Replacement. The actual costs of the Tenant's Signage and the installation, design, construction and any and all other costs associated with the Tenant's Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Should the Tenant's Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth below) shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant's sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional five (5) business days' prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Subject to Tenant's agreement to comply with the terms of this Section 23.2.4, Tenant shall be permitted to change and/or replace the Tenant's Signage periodically in Tenant's reasonable discretion. Upon the expiration or earlier termination of this Lease or upon any earlier termination of Tenant's rights to the Tenant's Signage as set forth herein, Tenant shall, at Tenant's sole cost and expense, cause the Tenant's Signage to be removed and shall cause the areas in which such Tenant's Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant's Signage except for (x) reasonable wear and tear, (y) damage by casualty that is not Tenant's obligation to repair hereunder, or (z) repairs which are specifically made the responsibility of Landlord hereunder. If Tenant fails to timely remove the Tenant's Signage or to restore the areas in which such the Tenant's Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor. The terms and conditions of this Section 23.2.4 shall survive the expiration or earlier termination of the Lease.

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ARTICLE 24
COMPLIANCE WITH LAW
24.1 By Tenant. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including any such governmental regulations related to disabled access (collectively, "Applicable Laws"). At its sole cost and expense, Tenant shall promptly comply with any Applicable Laws which relate to (i) Tenant's use of the Premises, (ii) any Alterations made by Tenant to the Premises, and any Tenant Improvements in the Premises, (iii) the Tenant Maintenance Responsibilities, or (iv) the Landlord Maintenance Responsibilities, but as to the Landlord Maintenance Responsibilities, only to the extent such obligations are triggered by Alterations made by Tenant to the Premises to the extent such Alterations are not normal and customary business office improvements, or triggered by the Tenant Improvements to the extent such Tenant Improvements are not normal and customary business office improvements (subject to Section 1 of the Tenant Work Letter in connection with the initial construction of the Tenant Improvements), or triggered by Tenant's use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations and to cooperate with Landlord, including, without limitation, by taking such actions as Landlord may reasonably require, in Landlord's efforts to comply with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24 with which Tenant is responsible for compliance. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.
24.2 By Landlord. Landlord shall comply with all Applicable Laws relating to the Landlord Maintenance Responsibilities, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would materially adversely affect the safety of Tenant's employees, Tenant's ability to use or have access to the Premises, or create a significant health hazard for Tenant's employees, or would otherwise materially and adversely affect Tenant's use of or access to the Premises. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Article 4 of this Lease, above.
24.3 Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialists (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; (b) Tenant, at is sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the

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Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.
ARTICLE 25
LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after Tenant's receipt of written notice from Landlord that said amount is past due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when ; provided, however, that Tenant shall be entitled to notice of nonpayment and a five (5) day grace period, prior to the application of such late charge, with respect to the first (1st) occasion in any calendar year in which any installment of Rent is not timely paid. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H.15, published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.
ARTICLE 26
LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1 Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
26.2 Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days following delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's Defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect any past due Rent, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27
ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon reasonable notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants;

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(iii) post notices of nonresponsibility; or (iv) make such alterations, improvements, additions or repairs to all or any portion of the Premises, the Base Building, the Base Building systems or the Project as Landlord shall reasonably desire or deem necessary, or as Landlord may be required to perform under Applicable Laws, or by any governmental or quasi-governmental authority, or by court order or decree. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform within applicable notice and cure periods. Landlord may make any such entries without the abatement of Rent (subject to the terms of Section 19.5.2, above, except Section 19.5.2 shall not be applicable in connection with entries under item (B), above), and may take such reasonable steps as required to accomplish the stated purposes. Landlord will use commercially reasonable efforts to minimize interference with Tenant’s use of and access to the Premises in connection with any entries under this Article 27 (except under item (B), above). To the extent that Landlord installs, maintains, uses, repairs or replaces pipes, cables, ductwork, conduits, utility lines, and/or wires through hung ceiling space, exterior perimeter walls and column space, adjacent to and in demising partitions and columns, in or beneath the floor slab or above, below, or through the Premises, then in the course of making any such installation or repair, Landlord will: (w) use commercially reasonable efforts to not interfere unreasonably with or interrupt the business operations of Tenant within the Premises; (x) not reduce Tenant’s usable space, except to a de minimus extent (unless such work is required by Applicable Law), if the same are not installed behind existing walls or ceilings; (y) box in any of the same installed adjacent to existing walls with construction materials substantially similar to those existing in the affected area(s) of the Premises; and (z) repair all damage caused by the same and restore, to the extent reasonably practical, such area(s) of the Premises to the condition existing immediately prior to such work. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Notwithstanding anything to the contrary set forth in this Article 27, Tenant may designate in writing certain reasonable areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas without the prior written consent of Tenant and Landlord and Landlord's personnel being accompanied by a representative of Tenant except in the event of an emergency. In no event will Landlord or any of Landlord’s representatives be allowed to take photographs of any portion of any Secured Areas without the express written consent of Tenant, which consent may be withheld in Tenant’s sole discretion. Landlord acknowledges that any clean rooms, inventory areas and material quarantine areas are Secured Areas due to heightened regulatory compliance requirements which limits access thereto. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such secured areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Base Building (to the extent the same is not a Tenant Maintenance Responsibility); (ii) as required by Applicable Law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord's reasonable approval. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.
ARTICLE 28
INTENTIONALLY OMITTED
ARTICLE 29
MISCELLANEOUS PROVISIONS
29.1 Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to

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corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.
29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute (or make good faith comments to) whatever documents are reasonably required therefor and to deliver the same to Landlord within thirty (30) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute (or make good faith comments to) a short form of Lease and deliver the same to Landlord within thirty (30) days following the request therefor.
29.5 Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, if the transferee agrees in writing that it assumes the obligations of the Landlord under this Lease, Landlord shall be released from all liability under this Lease arising from and after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder which arise or accrue after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, and Tenant shall attorn to such transferee.
29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
29.7 Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.
29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not

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be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the equity interest of Landlord in the Building (which shall be deemed to include the rental income at the Building, the proceeds of any sale of all or any portion of the Building by Landlord as well as any insurance or condemnation proceeds),or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is reasonably determined by Landlord). Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Similarly, under no circumstances shall any present or future officers, directors, partners or employees of Tenant have any personal liability for the performance of Tenant's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring; similarly, except with respect to Tenant’s violations of the provisions of this Lease regarding Hazardous Materials and Tenant’s holding over in the Premises following the expiration or sooner termination of this Lease, Tenant shall not be liable under any circumstances for injury or damage to, or interference with, Landlord’s business, including, but not limited to, loss of profits, loss of revenues (not including, however, loss of rents), loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.
29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.
29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any

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such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure. The provisions of this Section 29.16 shall not, however, delay (i) the trigger date for Tenant’s right to abatements in Rent as set forth in Section 19.5.2 above, or (ii) the date upon which Tenant may exercise its right to terminate this Lease following casualty described in Section 11.2 above except as expressly set forth in Section 11.2. In the event that either party is delayed from performing any obligation hereunder as a result of Force Majeure, such party shall promptly give notice to the other party of the delay in question, specifying in such notice the nature of the delay and, without any such estimate being deemed a representation or warranty, such party’s good faith estimate of the length of the delay in question.
29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.
29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) business days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made; provided that any Notice delivered on a weekend or holiday will be deemed given on the next-succeeding business day. Any Notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:
8000 Foothills LLC
c/o Strada Investment Group, LLC
101 Mission Street, Suite 420
San Francisco, CA 94105
Attention: Scott Stafford
With a copy to:
Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.
29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
29.20 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in California.
29.21 Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other

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party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.22 Governing Law; JUDICIAL REFERENCE. This Lease shall be construed and enforced in accordance with the laws of the State of California. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE. IF THE JURY WAIVER PROVISIONS OF THIS SECTION 29.22 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARIES OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT'S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE "REFEREE SECTIONS"). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS AND ALL FEES CHARGED AND COSTS INCURRED BY THE REFEREE SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE (EXCEPT THAT IF A REPORTER IS REQUESTED BY EITHER PARTY, THEN A REPORTER SHALL BE PRESENT AT ALL PROCEEDINGS WHERE REQUESTED AND THE FEES OF SUCH REPORTER – EXCEPT FOR COPIES ORDERED BY THE OTHER PARTIES – SHALL BE BORNE BY THE PARTY REQUESTING THE REPORTER); PROVIDED HOWEVER, THAT ALLOCATION OF THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL BE ULTIMATELY DETERMINED IN ACCORDANCE WITH SECTION 29.21 ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 29.22, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER THE REFEREE SECTIONS. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS, THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN THE REFEREE SECTIONS. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS' FEES AND

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COSTS IN ACCORDANCE WITH THIS LEASE. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 29.22. IN THIS REGARD, THE PARTIES AGREE THAT THE PARTIES AND THE REFEREE SHALL USE BEST EFFORTS TO ENSURE THAT (A) DISCOVERY BE CONDUCTED FOR A PERIOD NO LONGER THAN SIX (6) MONTHS FROM THE DATE THE REFEREE IS APPOINTED, EXCLUDING MOTIONS REGARDING DISCOVERY, AND (B) A TRIAL DATE BE SET WITHIN NINE (9) MONTHS OF THE DATE THE REFEREE IS APPOINTED. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. ANY DECISION OF THE REFEREE AND/OR JUDGMENT OR OTHER ORDER ENTERED THEREON SHALL BE APPEALABLE TO THE SAME EXTENT AND IN THE SAME MANNER THAT SUCH DECISION, JUDGMENT, OR ORDER WOULD BE APPEALABLE IF RENDERED BY A JUDGE OF THE SUPERIOR COURT IN WHICH VENUE IS PROPER HEREUNDER. THE REFEREE SHALL IN HIS/HER STATEMENT OF DECISION SET FORTH HIS/HER FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH THE CODE OF CIVIL PROCEDURE. NOTHING IN THIS SECTION 29.22 SHALL PREJUDICE THE RIGHT OF ANY PARTY TO OBTAIN PROVISIONAL RELIEF OR OTHER EQUITABLE REMEDIES FROM A COURT OF COMPETENT JURISDICTION AS SHALL OTHERWISE BE AVAILABLE UNDER THE CODE OF CIVIL PROCEDURE AND/OR APPLICABLE COURT RULES.
29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate

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broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term. The Brokers shall be compensated by Landlord pursuant to the provisions of a separate agreement; upon written request by Tenant, Landlord will confirm that the Brokers have been compensated.
29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.
29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
29.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants, as may be required by Applicable Law (inclusive of required submissions to the Securities Exchange Commission) or judicial authority, and to proposed subtenants or assignees.
29.29 Development of the Project.
29.29.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.
29.29.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.
29.29.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, odor, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.
29.30 Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises or the Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by

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Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, add to or modify (collectively, the "Renovations") the Project (including, without limitation, the Common Areas), but expressly not including the Building (other than pursuant to the Tenant Work Letter). Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease). Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations, provided that the foregoing shall not limit Landlord's liability, if any, pursuant to applicable law for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors. Notwithstanding anything in this Section 29.30 to the contrary, Landlord shall use commercially reasonable efforts to perform all Renovations so as to minimize any material, adverse interference with Tenant’s business operations at the Premises.
29.31 No Violation. Each party hereby warrants and represents that neither its execution of nor performance under this Lease shall cause such party to be in violation of any agreement, instrument, contract, law, rule or regulation by which such party is bound, and each party shall protect, defend, indemnify and hold the other harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from such party’s breach of this warranty and representation.
29.32 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.
29.33 Patriot Act. As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control ("OFAC") of the United States Department of the Treasury pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, "Specially Designated National and Blocked Person" or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including any assignment of this Lease or any subletting of all or any portion of the Premises, or the making or receiving of any contribution or funds, goods or services, to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be an event of default by Tenant under this Lease, and (y) the representations and warranties contained in this Section 29.33 shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.
29.34 Utility Billing Information. In the event that the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Landlord's sole and absolute discretion), Tenant shall within five (5) business days following its receipt of written request from Landlord, provide Landlord with a copy of each requested invoice from the applicable utility provider. Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations

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adopted pursuant thereto (collectively the "Energy Disclosure Requirements"), Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the "Tenant Energy Use Disclosure"). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 29.34 shall survive the expiration or earlier termination of this Lease.
29.35 Reasonableness and Good Faith. Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease; (ii) matters which could have an adverse effect on the Building Structure or the Building Systems, or which could affect the exterior appearance of the Building, or (iii) matters covered by Article 4 (Additional Rent), or Article 19 (Defaults; Remedies) of this Lease (collectively, the "Excepted Matters"), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.
29.36 Vehicle Parking. Tenant shall be entitled to the exclusive use, commencing on the Lease Commencement Date, of the parking spaces set forth in Section 13 of the Summary, as specifically shown on Exhibit H, attached hereto, designated as "#2" (the "Assigned Parking Area"); however, during the period of construction of the Landlord Work and the Tenant Improvements, Tenant shall be entitled to four (4) exclusive parking spaces for use by Tenant’s construction representative (identified in the Tenant Work Letter), vendors and consultants. Further, Tenant shall have the right to construct electric vehicle charging stations in the Assigned Parking Area (provided that any existing parking spaces which are utilized in order to install electric vehicle charging stations will continue to count toward the number of parking spaces that Tenant is entitled to use pursuant to this Lease). The Assigned Parking Area shall be exclusive to Tenant. Landlord shall enforce Tenant's exclusive rights to the Assigned Parking Area, including, without limitation, through the use of hang tags or other reasonable and customary systems or mechanisms (collectively, "Parking Separation Systems") to separate the Assigned Parking Area from the balance of the Project parking facilities; provided further that, if there are persistent, non-authorized users parking in the Assigned Parking Area, Tenant shall notify Landlord and Landlord and Tenant shall thereafter cooperate to implement an alternative solution, reasonably satisfactory to Tenant, to address such persistent, non-authorized use. During the initial Lease Term and any renewal or extension thereof, Tenant shall not be obligated to pay Landlord for the use of the Assigned Parking Area; provided, however, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of such parking spaces by Tenant. Tenant shall abide by all rules and regulations which are reasonably prescribed from time to time for the orderly operation and use of the parking facility, including any sticker or other identification system established by Landlord, and Tenant shall cooperate in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to change the configuration, design, or layout of the Project parking facility at any time, (provided that Tenant’s aggregate allocation of parking spaces is not reduced thereby) and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements, provided that Landlord will, in any such event, provide reasonable replacement/substitute parking spaces in an area as close to the Building as reasonably possible (but still within the Project) for use by Tenant’s employees, vendors and visitors during any such temporary close off or restriction of access of the Project parking facility. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking spaces utilized by Tenant pursuant to this Section 29.36 are provided to Tenant solely for use by Tenant’s own personnel and such spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval except together with Transfers permitted or approved under Section 14
29.37 Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of "Hazardous Materials," as that term is defined in Section 29.36.4, below, on the Project.

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29.37.1 Hazardous Materials Disclosure Certificate. Upon request by Landlord from time to time, Tenant shall deliver to Landlord an executed Hazardous Materials disclosure statement, substantially in the form reasonably required by Landlord from time to time describing Tenant's then-present use of Hazardous Materials on the Premises, and shall also deliver any other reasonably necessary documents as requested by Landlord. Tenant shall concurrently file with Landlord a copy of any business response plan or inventory required to be maintained and/or filed with any federal, state or local regulatory agency under any Applicable Laws. Landlord and Tenant acknowledge and agree that, as of the date of this Lease, Tenant has fully and accurately completed Landlord's pre-leasing environmental exposures questionnaire (the "Environmental Questionnaire" and the Hazardous Materials set forth therein, the "Approved Hazardous Materials"), as set forth on Exhibit I attached hereto (the "Approved Hazardous Materials Exhibit").
29.37.2 Hazardous Materials Usage. Neither Tenant, nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant, shall be entitled to produce, use, store, generate, transport or dispose of any Hazardous Materials on, in, or about any portion of the Premises, Building or the Project, nor cause or permit any Hazardous Materials to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or released on, in, under or about the Premises (herein referred to as “Hazardous Materials Usage”) which were not specifically listed on the Approved Hazardous Materials Exhibit, without, in each instance, obtaining Landlord’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that in the event Tenant desires to use, store or dispose of Hazardous Materials which are not similar to the Hazardous Materials specifically listed on the Approved Hazardous Materials Exhibit in terms of their hazardous character, handling profile, usage and quantity ("New Hazardous Materials Usage"), then Landlord shall have the right to impose additional terms and conditions on this Lease based upon such the hazardous character, handling profile, use, storage and/or disposal of such New Hazardous Materials Usage, to the extent such additional terms and conditions are consistent with the requirements of landlords of comparable projects in the vicinity of the Project when leasing space to tenants using Hazardous Materials materially similar to the New Hazardous Materials Usage in terms of hazardous character, handling profile, usage and quantity. Tenant shall not be entitled nor permitted to install any tanks under, on or about the Premises, Building or Project for the storage of Hazardous Materials without the express written consent of Landlord, which may be given or withheld in Landlord’s sole and absolute discretion. If any information provided to Landlord by Tenant on the Approved Hazardous Materials Exhibit, or otherwise relating to information concerning Hazardous Materials is false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease. Any Hazardous Materials Usage by Tenant and Tenant’s Agents after the date of this Lease on or about the Project shall strictly comply with all applicable laws, including all Hazardous Materials Laws (as defined in Section 29.36.4, below) now or hereinafter enacted. Such foregoing obligation shall include, without limitation, maintaining, and complying with, all required necessary licenses, certifications, permits and approvals appropriate or required for any Hazardous Materials Usage by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s Hazardous Materials Usage. Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and demonstrating to Landlord’s satisfaction Tenant's compliance with all Hazardous Materials Laws and the terms of this Lease.
29.37.3 Indemnity. Tenant shall indemnify, hold harmless, and, at Landlord’s option (with such attorneys as Landlord may reasonably approve in advance and in writing), defend Landlord and Landlord’s officers, directors, shareholders, partners, members, managers, employees, contractors, property managers, agents and mortgagees ("Landlord Parties") and other lien holders, from and against any and all Losses (as hereinafter defined) arising from or related to: (a) any violation or alleged violation by Tenant or any of Tenant’s Agents of any of the Laws, including, without limitation, the Hazardous Materials Laws; (b) any breach of the provisions of this Section 29.37 or any subsection thereof by Tenant or any of Tenant’s Agents; (c) any Hazardous Materials Usage on, about or from the Premises, the Project or Common Areas of any Hazardous Materials approved by Landlord under this Lease, or (d) Landlord's exercise of its cure rights in Article 26, above. The term “Losses” shall mean all

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claims, demands, expenses, actions, judgments, damages, penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord’s interest in the Premises or the Project, damages for the loss or restriction on use of any space or amenity within the Building or the Project, damages arising from any adverse impact on marketing space in the Project, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, but not limited to, attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration.
29.37.4 Hazardous Materials. As used herein, the term “Hazardous Materials” means any hazardous, radioactive or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government or under any Hazardous Material Laws. The term “Hazardous Materials,” includes, without limitation, hazardous radioactive material, radioactive material, mixed waste, petroleum products, asbestos, PCB’s, and any material or substance which is (i) listed under Article 9, or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22, of the California Code of Regulations, Division 4, Chapter 20, (ii) defined as a “hazardous waste” pursuant to Section 1004 of the federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601) or (iv) regulated as a radioactive material under Title 17, Division 1, Chapter 5, Subchapter 4 of the California Code or Regulations and Title 10, Code of Federal Regulations, part 20. As used herein, the term “Hazardous Material Laws” shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including the U.S. Environmental Protection Agency, the California Regional Water Quality Control Board, the California Department of Public Health Radiologic Health Branch and the California Department of Toxic Substances Control) which regulates the use, storage, release or disposal of any Hazardous Material.
29.37.5 Survival. The obligations of Tenant under this Section 29.36 shall survive the expiration or earlier termination of this Lease, and shall remain effective until all of Tenant's obligations under this Section 29.36 have been completely performed and satisfied. The rights and obligations of Landlord and Tenant with respect to issues relating to Hazardous Materials are exclusively established by this Section 29.36. In the event of any inconsistency between any other part of this Lease and Section 29.36, the terms of this Section 29.36 shall control.
29.38 Roof Rights. Provided that Tenant is then in occupancy of the Premises, then, subject to availability, in accordance with, and subject to, this Section 29.37 (including Tenant's obtaining all requisite permits and compliance with Landlord's reasonable construction rules and conditions as well as Landlord's reasonable approval of the contractors, vendors and materialmen in connection with the same, and confirmation from Landlord and its roofing contractor that such installation (including maintenance, repair, replacement and/or removal thereof) will not invalidate or otherwise adversely affect Landlord's roof warranty), Tenant shall have the exclusive right, at no additional fee (but subject to Landlord's reasonable approval as provided in this Section 29.37), to install and maintain, at Tenant's sole cost and expense, telecommunications antennas, microwave dishes and other communications equipment, including a standard-size DIRECTV dish on the roof of the Building (and reasonable equipment and cabling related thereto), for receiving of signals or broadcasts (as opposed to the generation or transmission of any such signals or broadcasts) servicing the business conducted by Tenant from within the Premises (all such equipment is defined collectively as the "Telecommunications Equipment") upon the roof of the Building. Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Building, or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Telecommunications Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Telecommunications Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise. The physical appearance, the size, the design and the weight of the Telecommunications Equipment shall be subject to Landlord's reasonable approval, the location of any such installation of the Telecommunications Equipment shall be designated by Landlord subject to Tenant's reasonable approval and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant's sole cost and expense, as reasonably designated by Landlord. Tenant shall maintain such Telecommunications Equipment, at Tenant's sole cost and expense. In the event Tenant elects to

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exercise its right to install the Telecommunications Equipment, then Tenant shall give Landlord prior notice thereof. Tenant shall reimburse to Landlord the actual costs reasonably incurred by Landlord in approving such Telecommunications Equipment. Tenant shall remove such Telecommunications Equipment upon the expiration or earlier termination of this Lease, or, in the event Tenant no longer occupies the Premises, then upon the termination of Tenant's rights under this Section 29.37, and shall return the affected portion of the rooftop and the Premises to the condition the rooftop and the Premises would have been in had no such Telecommunications Equipment been installed (reasonable wear and tear excepted). Such Telecommunications Equipment shall be installed pursuant to plans and specifications approved by Landlord (specifically including, without limitation, all mounting and waterproofing details), which approval will not be unreasonably withheld, conditioned, or delayed. Notwithstanding any such review or approval by Landlord, Tenant shall remain solely liable for any damage to any portion of the roof or roof membrane, specifically including any penetrations, in connection with Tenant's installation, use, maintenance and/or repair of such Telecommunications Equipment, and Landlord shall have no liability therewith. Such Telecommunications equipment shall, in all instances, comply with Applicable Laws. Tenant shall not be entitled to license its Telecommunications Equipment to any unrelated third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Telecommunications Equipment by an unrelated third party.
29.39 Hewlett Packard Enterprise Company Competitors. In accordance with Article 16 of the Declaration, Tenant hereby warrants and represents for the benefit of Landlord and for the benefit of Hewlett Packard Enterprise Company, a Delaware corporation, which shall be a third party beneficiary of this representation and warranty, that as of the date of this document, it is not itself any of the following companies, and none of the following companies owns, controls, is controlling, or is under common control with Tenant: Accenture, Amazon.com, Inc., Cisco Systems, Cray, Inc., Dell/EMC, Fujitsu, IBM, NEC, Silicon Graphics and/or Xerox- ACS. Tenant agrees that it shall include this representation from its sublessees and assignees in any sublease or assignment of all or any portion of its interest in this Lease, and that Landlord may reasonably withhold its consent to any sublease or assignment that does not include this representation.
29.40 Tenant's Generator. In accordance with, and subject to, the terms and conditions hereof, Applicable Laws, and the Declaration (as applicable), Tenant shall have the right to install, repair, maintain and use, at Tenant's sole cost and expense but without any additional payment to Landlord to install and operate an emergency generator (the "Generator") of a size and type approved by Landlord, in an area designated by Landlord (the "Generator Area"), in order to provide emergency electricity service to the Premises. Landlord shall deliver, and Tenant shall accept, the Generator Area in its "as-is", "where-is" condition. In no event shall Tenant permit the Generator to interfere with normal and customary use or operation of the Project by Landlord (including, without limitation, by means of noise or odor). Tenant shall install the Generator in accordance with Article 8 above, or in accordance with the Tenant Work Letter, including Landlord's right to review and approve Tenant's plans and specifications therefor. If the Generator Area is on the roof of the Building, then at Tenant's cost, Landlord may have the plans and specifications for the Generator reviewed by a structural engineer, and Tenant shall be responsible, at Tenant's cost, for performing any required structural upgrades to the roof to accommodate the Generator (provided that Tenant may not take any action which would invalidate or otherwise adversely affect Landlord's roof warranty). Tenant shall be responsible for all maintenance and repairs in accordance with manufacturer specifications and compliance with Applicable Law obligations related to the Generator and acknowledges and agrees that Landlord shall have no responsibility in connection therewith and that Landlord shall not be liable for any damage that may occur with respect to the Generator. The Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall be entitled to operate the Generator, and such connections to the Building, for testing and regular maintenance at times reasonably approved by Landlord. Tenant shall comply with all reasonable requirements imposed by Landlord so that the Building Systems or other components of the Project are not adversely affected by the operation of the Generator. Landlord makes no representations or warranties, and shall have no responsibility or liability to any Tenant Party for any losses, damages, injury to persons or property caused by, related to, arising out of or in connection with, to the condition of the Generator Area, or the fitness or suitability of the Generator Area for the installation, maintenance and operation of the Generator. In the event that Tenant shall fail to comply with the requirements set forth herein, without limitation of Landlord's other remedies, (i) Landlord shall have the right to terminate Tenant's rights with respect to the Generator, and/or (ii) Landlord shall have the right, at Tenant's sole cost

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and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within ten (10) days following demand by Landlord, the amount expended by Landlord. Tenant shall remove the Generator upon the expiration or earlier termination of this Lease, and shall return the affected portion of the Project to the condition same would have been in had no Generator been installed (reasonable wear and tear, casualty and condemnation excepted), unless Landlord, in its sole discretion, elects in a written notice to Tenant to keep all or any portion of the Generator, in which case the Generator shall be surrendered by Tenant to Landlord, and shall be and become the property of Landlord without the necessity of any further written documentation unless otherwise requested by Landlord or a future occupant, upon the expiration or earlier termination of this Lease.
29.41 Solar Photovoltaic System. Subject to Applicable Laws, the Declaration (as applicable) and Landlord's reasonable approval of the plans and specifications therefor, Tenant and Tenant’s solar contractors or agents (“Solar Agents”) shall have a right to access and, at Tenant’s sole cost and expense, to operate, including by way of description and not by way of limitation, connect, install, maintain, repair, renovate and remove a solar photovoltaic or similar solar energy system and related equipment, appurtenances and wiring (the "Solar System") on the roof of the Building, or a space immediately adjacent to the Building, which location shall be reasonably and mutually acceptable to Landlord and Tenant. The Solar System will be connected to the electrical/mechanical system of the Building as a supplemental source of electrical power to the Building. Tenant may so install, maintain, and replace the Solar System, at its sole cost, in accordance with all Applicable Laws and in a manner that preserves the then existing rooftop warranties. Tenant shall (i) be solely responsible for any damage caused as a result of the Solar System, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Solar System and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay for all necessary repairs, replacements to or maintenance of the Solar System, and (iv) remove the Solar System at Tenant's sole cost and expense upon the expiration or sooner termination of this Lease, or upon the imposition of any Law which may require removal, and shall repair any damage to the roof caused by such removal (and if Tenant fails to remove the Solar System and repair the roof within fifteen (15) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant's expense). Tenant shall defend, indemnify and hold Landlord harmless from and against any claims, costs or expenses incurred by Landlord as a result of such installation, maintenance or replacement by Tenant. At Landlord's request, Tenant shall coordinate any roof installation hereunder with Landlord's roofing contractor. Landlord acknowledges that Solar Agents' lender(s) or Solar System lessor ("Solar Lender") may provide funds to the Solar Agent to finance the operation of the Solar System, and the Solar System, however attached to or incorporated in the Building, shall remain the property of the Solar Agent. Part of the collateral securing such financing is the granting of a first priority security interest (the "Security Interest") in the Solar System to Solar Lender, to be perfected by the filing of a Financing Statement (Form UCC-1) under the Uniform Commercial Code. The Security Interest will cover the Solar System as personal property only, and not as a fixture upon the Building or the Project. Landlord hereby acknowledges and confirms that the Solar System shall be and remain at all times Solar Agent's personal property for which Landlord disclaims and releases any lien of Landlord in or to the Solar System as a fixture or otherwise, and Landlord understands and accepts that Solar Lender has a Security Interest as collateral for its financing of the Solar System. Landlord disclaims any right to receive any and all savings, subsidies, credits, renewable energy credits, allowances, rebates, rent increases or other incentives based upon the operation of the Solar System.
[Signatures follow on next page]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:	TENANT:
8000 FOOTHILLS LLC,
a Delaware limited liability company

By: Foothills Associates LLC,
               a Delaware limited liability company,
               its Sole Member

    By: Strada Foothills LLC,
               a California limited liability company,
               its Administrative Member

By: /s/ Scott Stafford
Name: Scott Stafford
Its: Manager

PENUMBRA, INC., a Delaware corporation By: /s/ Adam Elsesser Name: Adam Elsesser Its: CEO By: /s/ Sri Kosaraju Name: Sri Kosaraju Its: CFO

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OFFICE LEASE

630 ROSEVILLE PARKWAY

8000 FOOTHILLS LLC,
a Delaware limited liability company,
as Landlord,
and
PENUMBRA, INC.,
a Delaware corporation ,
as Tenant.

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TABLE OF CONTENTS
Page

EXHIBITS
A OUTLINE OF PREMISES
B TENANT WORK LETTER
C FORM OF NOTICE OF LEASE TERM DATES
D RULES AND REGULATIONS
E FORM OF TENANT'S ESTOPPEL CERTIFICATE
F DEPICTION OF TENANT'S MONUMENT SIGNAGE
G MARKET RENT
H ASSIGNED PARKING AREA
I APPROVED HAZARDOUS MATERIALS EXHIBITS
J DEPICTION OF OUTDOOR AMENITY
K LIST OF QUALIFICATIONS OF SERVICE PROVIDERS AND AGREEMENTS
L REPAIR, MAINTENANCE, AND IMPROVEMENT SPECIFICATIONS
M SPECIFICATIONS FOR LOBBY ENTRANCE/FAÇADE UPGRADE

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INDEX
Page(s)
Additional Rent,  10
Advocate Arbitrators  8
Affiliate  33
Allowance  Exhibit G
Alterations  23
Applicable Laws  40
Approved Hazardous Materials  51
Approved Hazardous Materials Exhibit  51
Arbitration Agreement  8
Base Building  24
Base Rent  10
Books and Records  20
Briefs  9
Brokers  48
Building  4
Building Documents  20
Building Structure  21
Building Systems  19
Common Areas  4
Comparable Buildings  Exhibit G
Comparable Transactions  Exhibit F
Contemplated Effective Date  32
Contemplated Transfer Space  32
Control,  33
Costs of Reletting  37
Damage Termination Date  29
Damage Termination Notice  29
Declaration  4
Direct Expenses  10 Energy Disclosure Requirements  50
Environmental Questionnaire  51
Estimate  16
Estimate Statement  16
Estimated Direct Expenses  16
Exchanged Market Rents  8
Exercise Notice  8
Expense Year  10
Experience  Exhibit K
Extension Exercise Notice  7
Facilities Team  20
First Offer Commencement Date  6
First Offer Notice  5
First Offer Rent  6
First Offer Space  5
Force Majeure  45
Generator  53
Generator Area  53
Governmental Approvals  39
Hazardous Material Laws  52
Hazardous Materials  52
Hazardous Materials Usage  51
Intention to Transfer Notice  32
Landlord  1
Landlord Affiliate  5

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Page(s)
Landlord Maintenance Responsibilities  21
Landlord Parties  25, 52
Landlord’s Completion Notice  27
Landlord's Option Rent Notice  8
Lease  1
Lease Commencement Date  7, Summary
Lease Expiration Date  7
Lease Term  7
Lease Year  7
Losses  52
M&R Reports  20
Mail  45
Maintenance Meeting  20
Management Standard  20
Market Rent  Exhibit F
MM Request  20
Net Equivalent Lease Rate Exhibit F
Net Worth  33
Neutral Arbitrator  8
New Hazardous Materials Usage  51
Notices  45
Objectionable Name  39
OFAC  49
Office Lease  1
Operating Expenses  11
Option Conditions  7
Option Rent  7
Option Term  7
Original Improvements  26
Original Tenant  5, 7
Outside Agreement Date  8
Outside Restoration Date  28
Parking Ratio  3
Permitted Transferee Assignee.  33
Premises  4
Prohibited Person   49
Project  4
Proposition 13  15
Renovations  49
Rent.  10
rentable square feet  5
Right of First Offer  5
Ruling  9
Second Request  23
Service Agreements  20
Service Provider  Exhibit K
Service Providers  Exhibit K
Six Month Period  32
Statement  16
Subject Space  30
Summary  1
Superior Holders  35
Superior Right Holder  5
Tax Expenses  15

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Page(s)
Tenant  1
Tenant Energy Use Disclosure  50
Tenant Maintenance Responsibilities  19
Tenant Parties  25
Tenant Response Notice  8
Tenant Work Letter  1
Tenant's First Offer Exercise Notice  6
Tenant's Initial Statement  9
Tenant's Share  16
Tenant's Signage  39
Tenant's Subleasing Costs  32
Third Party Lease   6
Transfer  30
Transfer Notice  30
Transfer Premium  31
Transferee  30
Transfers  30
Underlying Documents  11

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FIRST AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE

This FIRST AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE (“Amendment”) is made and entered into as of July 31, 2019 (the “Effective Date”), by and between 8000 FOOTHILLS LLC, a Delaware limited liability company (“Landlord”), and PENUMBRA, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.Landlord and Tenant are parties to that certain Amended and Restated Office Lease dated January 29, 2019 (the “Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord that certain 157,518 rentable square feet of space (the “Premises”), consisting of the entirety of that certain building located at 630 Roseville Parkway, Roseville, California 95747 (the “Building”).

B.Landlord and Tenant desire for Tenant to lease the “Early Occupancy Premises,” as defined in Section 2, below, in prior to the Lease Commencement Date, and to otherwise amend the Lease on the terms and conditions set forth in this Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

2.Premises. The following is hereby added at the end of Section 2.2 of the Summary: “The Premises shall consist of (i) 96,507 rentable square feet in the Building (the “Early Occupancy Premises”), and (ii) the remaining 61,011 rentable square feet in the Building (the “Remaining Premises”). The Early Occupancy Premises and the Remaining Premises are depicted in Exhibit A attached hereto.”.

3.Lease Commencement Date. Section 3.2 of the Summary is hereby deleted and replaced with the following: “The “Lease Commencement Date” is the date that is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Remaining Premises, and (ii) the date upon which the Remaining Premises are “Ready for Occupancy,” as that term is defined in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”).”

4.Early Occupancy Period. Landlord and Tenant hereby agree that Tenant shall have the right to occupy and shall pay Rent on the Early Occupancy Premises during the “Early Occupancy Period,” as that term is defined below, on the terms and conditions set forth below.
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The “Early Occupancy Period” shall mean the period commencing on the date of Substantial Completion of the Tenant Improvements in the Early Occupancy Premises and continuing until the day immediately preceding the Lease Commencement Date. Landlord and Tenant acknowledge and agree such Early Occupancy Period is not part of, and instead is in addition to, the Lease Term. During such Early Occupancy Period, all of the terms and conditions of the Lease shall apply, including, without limitation, Tenant’s obligation to pay Base Rent and Tenant’s Share of Direct Expenses, as though the Lease Commencement Date had occurred (although the Lease Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of the Lease, as amended hereby); provided, however, for avoidance of doubt, during the Early Occupancy Period only, Tenant shall pay monthly Base Rent attributable to the Early Occupancy Premises in an amount equal to $120,633.75(i.e., $1.25 per rentable square foot of the Early Occupancy Premises per month) and Tenant’s Share for the Early Occupancy Premises shall mean 61.3%. Further, Tenant hereby acknowledges that Tenant may be in occupancy of the Early Occupancy Premises during the completion of construction of the Tenant Improvements in the Remaining Premises, and in such event, notwithstanding Tenant’s occupancy of the Early Occupancy Premises during the construction of the Tenant Improvements in the Remaining Premises by Landlord, Landlord shall be permitted to construct the Tenant Improvements in the Remaining Premises during normal business hours, without any obligation to pay overtime or other premiums. Tenant shall provide a clear working area for such work, if necessary (including, but not limited to, the moving of furniture, fixtures and Tenant's property away from the area in which Landlord is constructing the Tenant Improvements). Tenant hereby agrees that the construction of the Tenant Improvements shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Tenant Improvements, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Early Occupancy Premises or of Tenant's personal property or improvements resulting from the Tenant Improvements or Landlord's actions in connection with the Tenant Improvements, or for any inconvenience or annoyance occasioned by the Tenant Improvements or Landlord's actions in connection with the Tenant Improvements; provided, however, Landlord agrees that it shall use commercially reasonable efforts to perform the Tenant Improvements in a manner so as to minimize interference with Tenant use of the Early Occupancy Premises.

5.No Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, occurring by, through, or under the indemnifying party. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

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6.No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LANDLORD:

8000 FOOTHILLS LLC,
a Delaware limited liability company

By: Foothills Associates LLC,
        a Delaware limited liability company,
        its Sole Member

By: Strada Foothills LLC,
        a California limited liability company,
        its Administrative Member

        By: /s/ Scott Stafford
        Name: Scott Stafford
        Its: Manager

TENANT:

PENUMBRA, INC.,
a Delaware corporation

By: /s/ Adam Elsesser
Name: Adam Elsesser
Its: CEO

By: /s/ Sri Kosaraju
Name: Sri Kosaraju
Its: CFO

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